UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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West Pharmaceutical Services, Inc.
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101 Gordon Drive

Lionville, Pennsylvania 19341

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder,

The 2010 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at our headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, May 4, 2010, at 9:30 AM.  The items of business at the meeting are:

1.               to elect Thomas W. Hofmann, L. Robert Johnson, John P. Neafsey and Geoffrey F. Worden as Class II Directors, each for a term of three years;

2.               to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2010 fiscal year; and

3.               to transact any other business that may properly come before the meeting and any adjournment or postponement.

The Board of Directors unanimously recommends a vote “FOR” proposals 1 and 2 above.

Only shareholders of record on March 19, 2010 may vote at the meeting.

Your vote is important.  Please vote your shares promptly.  You can vote your shares electronically via the Internet or by completing and returning the proxy card or voting instruction card or in person at the Annual Meeting.  You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in this proxy statement.

By Order of the Board of Directors,

JOHN R. GAILEY III
Vice President, General Counsel and Secretary

March 25, 2010

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting May 4, 2010:

Our proxy statement and annual report are available at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx

Note on Incorporation by Reference:

We include the names, ages, and background information about our directors in our 2009 Form 10-K Annual Report by incorporating that information by reference to the heading in this proxy statement where the information can be found.  The Form 10-K incorrectly identifies the heading as “Board of Directors.”  The director information is found under “Item 1 — Election of Directors” beginning on page 11.

i

WEST PHARMACEUTICAL SERVICES, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Proxy Solicitation

Our Board of Directors is soliciting your vote on matters that will be presented at our 2010 Annual Meeting of Shareholders and at any adjournment or postponement.  This proxy statement, the accompanying proxy card or voting instructions and our 2009 annual report are being mailed on or about March 25, 2010.  This proxy statement contains information on these matters to assist you in voting your shares.

Shareholders Entitled to Vote

If you were a shareholder of record of our common stock, par value $.25 per share, at the close of business on March 19, 2010, you can vote.  For each matter presented for vote, you have one vote for each share you own.

Shareholders of Record and Beneficial Owners

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “shareholder of record” of those shares.  We have mailed these proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name.  These proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares.  As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the mailing or by following their instructions for voting on the Internet.

Voting Methods

You may vote using any of the following methods:

Proxy Card or Voting Instruction Card.  Be sure to complete, sign and date the card and return it in the prepaid envelope.

Via the Internet.  The Internet voting procedure is designed to authenticate votes cast by use of a personal identification number.  The procedure allows shareholders to appoint a proxy, provides voting instructions and confirms that your actions have been properly recorded.  The website for Internet voting is www.voteproxy.com.  The enclosed proxy card contains specific instructions on Internet voting.  Please have your proxy card handy when you go online.  Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 PM Eastern Time on May 3, 2010.

In Person at the Meeting.  If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person.  If you are a beneficial owner, you must obtain a proxy from your broker, bank or other holder of record and present it to the judge of elections with your ballot in order to vote.

Participants in West 401(k) Plan.  Any shares you may hold in our 401(k) plan have been added to your other holdings on your proxy card.  Your completed proxy card serves as voting instructions to the trustee of that plan.  You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet or mail, all as described on the enclosed proxy card.  If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

In each case, your shares will be voted as you instruct.  If you return a signed card but do not provide voting instructions, your shares will be voted FOR the nominees for election as directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Changing Your Vote

Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with our corporate secretary either a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Quorum and Vote Required

A quorum is necessary to conduct business at the annual meeting.  A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote.  You are part of the quorum if you have voted by proxy.  As of the record date for the meeting, 33,221,220 shares of our common stock were issued and outstanding.

Abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and they count toward the quorum.  A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.  Although there are no controlling precedents under Pennsylvania law regarding the treatment of broker non-votes in certain circumstances, we intend to apply the principles set forth below.

Election of Directors:  Directors are elected by a plurality, which means that the director nominee with the most votes for a particular slot is elected for that slot.  Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.  Please note that this year the rules regarding how brokers may vote your shares have changed.  Brokers may no longer vote your shares on the election of directors without your specific instructions on how to vote so we encourage you to provide instructions to your broker regarding how to vote your shares.

Ratification of Auditors:  To be approved, this matter must receive the affirmative vote of the holders of a majority of the shares present and entitled to vote on the item.  Shares held by brokers that have not received instructions from their customers can vote on this matter.  Therefore, abstentions and broker non-votes have the effect of negative votes.

Costs of Solicitation

We pay the cost of soliciting proxies.  Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person.  We have retained Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, to help with the solicitation for a fee of $25,000 plus reasonable out-of-pocket costs and expenses.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding solicitation materials to shareholders and obtaining their votes.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned by (a) each of our directors; (b) each named executive officer; (c) all directors and executive officers as a group; and (d) each person or group known by us to own more than five percent of the outstanding shares of our common stock.  The information is stated as of December 31, 2009.  Unless otherwise noted, the beneficial owners exercise sole voting and/or dispositive power over their shares.

Name	Common Stock (1)		Options Exercisable Within 60 Days	Percent of Class
Steven A. Ellers	150,058		246,142	1.2%
William J. Federici	78,203		101,786	*
John R. Gailey III	30,321		54,882	*
Thomas W. Hofmann	3,673		—	*
L. Robert Johnson	21,091		19,200	*
Paula A. Johnson	4,327		10,300	*
Heino Lennartz	7,499		7,069	*
Donald E. Morel, Jr.	256,988		762,131	3.1%
Matthew T. Mullarkey	773		60,000	*
John P. Neafsey	31,364		6,400	*
John H. Weiland	4,327		—	*
Anthony Welters	7,253		28,200	*
Geoffrey F. Worden	11,851		23,700	*
Robert C. Young	11,327		16,268	*
Patrick J. Zenner	7,077		23,950	*

All directors and executive officers as a group (20)	819,413	(2)	1,583,648	7.3%

Franklin Advisory Services, Inc. One Parker Plaza, Ninth Floor Fort Lee, NJ 07024	3,430,603	(3)	—	10.4%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,410,086	(4)	—	7.3%

Munder Capital Management Munder Capital Center 480 Pierce Street Birmingham, MI 48009	1,891,641	(5)	—	5.7%

NJF Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201	1,696,100	(6)	—	5.1%

* Less than one percent of the outstanding shares of our common stock.

(1)

For executive officers, the common stock column includes (a) vested shares held in employee participant accounts under our 401(k) plan, Non-Qualified Deferred Compensation Plan for Designated Employees and Employee Stock Purchase Plan and (b) incentive shares (time-vested restricted stock held in various incentive plan accounts), unless those shares have been deferred under the Employee Deferred Compensation Plan. For non-employee directors, the common stock column includes vested deferred stock units awarded under the Director Deferred Compensation Plan, which are distributed in shares of common stock upon termination of Board service. The following table shows how these shares are held.

Name	Deferred Stock	401(k) Plan	Employee Deferred Compensation Plan	Employee Stock Purchase Plan	Incentive Shares (Restricted Stock)
Steven A. Ellers	—	3,441	30,473	7,335	1,098
William J. Federici	—	481	14,718	4,613	363
John R. Gailey III	—	688	9,367	-0-	133
Thomas W. Hofmann	3,673	—	—	—	—
L. Robert Johnson	4,327	—	—	—	—
Paula A. Johnson	4,327	—	—	—	—
Heino Lennartz	—	—	—	—	-0-
Donald E. Morel, Jr.	—	1,128	27,142	3,899	1,359
Matthew T. Mullarkey	—	91	152	530	-0-
John P. Neafsey	4,327	—	—	—	—
John H. Weiland	4,327	—	—	—	—
Anthony Welters	4,327	—	—	—	—
Geoffrey F. Worden	4,327	—	—	—	—
Robert C. Young	4,327	—	—	—	—
Patrick J. Zenner	4,327	—	—	—	—
All directors and executive officers as a group (20)	38,289	19,823	106,263	32,814	4,670

(2)          Includes 35,083 shares held by our charitable foundation.  Paula A. Johnson, a member of our Board, and Richard D. Luzzi, one of our executive officers, are trustees of the foundation and, in that capacity, are each deemed to be the beneficial owner of the shares held by the foundation because they share voting and dispositive power over those shares.  Dr. Johnson and Mr. Luzzi disclaim any economic interest in shares held by the foundation.

(3)          Based on information contained in a Schedule 13G filing dated February 1, 2010 made by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC (“FAS”).  Represents shares beneficially owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of FRI.  Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, including FAS, disclaim any economic interest or beneficial ownership in any of the shares covered by the Schedule.  They disclaim the existence of a group.  FAS has sole dispositive power with respect to 3,430,603 of the shares and sole voting power with respect to 3,415,903 of the shares.

(4)          Based on information contained in a Schedule 13G filing dated January 20, 2010 made by BlackRock, Inc.

(5)          Based on information contained in a Schedule 13G filing dated February 8, 2010 made by Munder Capital Management.

(6)          Based on information contained in a Schedule 13G filing dated February 11, 2010 made by Allianz Global Investors Management Partners LLC and its wholly owned subsidiaries Nicholas-Applegate Capital Management LLC (“NACM”), Oppenheimer Capital LLC (“OpCap”) and NFJ Investment Group LLC (“NFJ”).  Represents shares held by investment advisory clients or discretionary accounts of which NACM, OpCap or NFJ is the investment adviser.  They disclaim the existence of a group.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board has adopted corporate governance principles to provide guidance to our Board and its committees on the Board’s and committees’ roles, director qualifications and responsibilities, board and committee composition, organization and leadership.  As part of its review of corporate governance developments, the Board modifies the corporate governance principles as warranted.  Together with our Articles of Incorporation, Bylaws, Board committee charters and Code of Business Conduct, these guidelines present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success.  The governance principles and any modifications made to them are published on our website under the Investors — Corporate Governance captions at www.westpharma.com.  You may request a printed copy of the principles from our corporate secretary.

Board Leadership Structure

The Board believes that our CEO is best situated to serve as Chairman because he is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and implementation of strategy.  Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring experience, oversight skills and expertise from outside our organization and industry, while the CEO brings company-specific experience and expertise.  The Board believes that the combined role of Chairman and CEO promotes strategy development and implementation, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for implementing the strategy once it is developed.  The Board believes the combined role of Chairman and CEO, together with the Chairman, Independent Directors having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

Chairman, Independent Directors

Anthony Welters, an independent director who serves as Chairman of the Nominating and Corporate Governance Committee, was selected by the Board to serve as the Chairman, Independent Directors for all meetings of non-management directors held in executive session.  The Chairman, Independent Directors confers with the CEO on Board agenda items, meeting schedules, presentations and other communications; acts as Chairman for Board discussions on any subject where the CEO would not be the appropriate person to chair such discussions; and serves as principal liaison between the CEO and the independent directors.

The CEO and the Chairman, Independent Directors create the agenda for each Board meeting.  Each independent director may add items to the agenda.  Independent directors meet in regularly scheduled executive sessions and in special executive sessions called by the Chairman, Independent Directors.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of our risks.  The Board regularly reviews information about our financial condition and operations, and the risks associated with each.  Our Board’s Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  The Audit Committee oversees management of financial reporting risks.  The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board of Directors is regularly informed about them through committee reports.

Communicating with the Board

Interested parties can communicate with the Chairman, Independent Directors or the non-management directors as a group by sending a letter addressed to our Board of Directors, c/o Vice President, General Counsel and Secretary, West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341.  Communications to a particular director should be addressed to that director at the same address.

Our corporate secretary maintains a log of all communications received through this process.  Communications to specific directors are forwarded to those directors.  All other communications are transmitted directly to the Chairman, Independent Directors who decides whether they should be forwarded to a particular Board committee or to management for further handling.

Director Independence Standards

Our Board of Directors has adopted a formal set of categorical director qualification standards used to determine director independence.  The standards meet or exceed the independence requirements of the NYSE corporate governance listing standards.  Under the standards, a director must be determined to have no material relationship with us other than as a director.  The standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us or our independent registered public accounting firm.  The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with us and they restrict not-for-profit relationships of all directors with us.  The full text of our Standards may be found on our website at www.westpharma.com under the Investors — Corporate Governance captions.

With the assistance of our General Counsel, the Nominating and Corporate Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence, our standards of independence and the criteria applied to determine “audit committee financial expert” status.  The Committee has also reviewed a summary of the answers to annual questionnaires completed by each director.  On the basis of this review, the Nominating and Corporate Governance Committee has reported its findings to the full Board and the Board has affirmatively determined that each of its non-employee directors is independent of us and our management under our standard of independence.  In making its determination, the Board considered relevant facts and circumstances, including direct and indirect transactions and relationships between each director and us.

Criteria for Board Membership

As a leading manufacturer of pharmaceutical packaging and delivery systems with global operations, we believe that our Board should include a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing us and to fulfill the Board’s and the Board committees’ responsibilities.  Members of our Board should have high standards of integrity and commitment, exhibit independence of judgment, be willing to ask hard questions of management and work well with others.  Directors are expected to devote sufficient time to our affairs and be free of conflicts of interest; engage in constructive discussion with each other and management and demonstrate diligence and faithfulness in attending Board and committee meetings.

The Nominating and Corporate Governance Committee reviews annually with the Board the size and composition of the Board as a whole to determine the qualifications and areas of expertise needed to further enhance the composition of the Board.  As a result of this process, the Nominating and Corporate Governance Committee has identified the following specific criteria as important for potential director candidates: (1) senior level executive leadership at public companies, particularly companies with international operations; (2) leadership in the healthcare or public health fields; (3) science or technology backgrounds; and (4) financial expertise.  The Committee works with management and the other directors to attract candidates with those qualifications.  The goal of the Committee is to achieve a Board that reflects the appropriate balance and diversity of knowledge, experience, skills and expertise.

Nomination of Directors

To identify new, non-management director candidates, the Nominating and Corporate Governance Committee considers individuals suggested or recommended from a variety of sources, including Committee members, other directors, our CEO, customers, suppliers, Board advisors and our shareholders.  The Committee has not employed a third-party search firm, but it reserves the right to do so.  All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated in the same manner by the Committee.  Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws. These procedures are described under “Deadlines and Procedural Requirements for Submission of Proxy Proposals and Nomination of Directors for the Next Year; Other Matters” on page 47.

Code of Business Conduct

All of our employees, officers and directors are required to comply with our Code of Business Conduct.  The Code of Business Conduct covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal requirements.  The Board has adopted a comprehensive corporate compliance and ethics program and has named John R. Gailey III our chief compliance officer.

The chief compliance officer delivers semi-annual reports on the corporate compliance and ethics program to the Audit Committee.

Our Code of Business Conduct can be found on our website at www.westpharma.com under the Investors — Corporate Governance — Code of Business Conduct captions.  You may request a printed copy from our corporate secretary.

Board and Committee Membership

During 2009, our Board met six times.  Each director attended at least 75% of the Board meetings and the meetings of the Board committees on which he or she served.  Our Board holds regular executive sessions of only non-management directors to conduct a self-assessment of its performance and to review management’s strategy and operating plans, the criteria by which our CEO and other senior executives are measured, management’s performance against those criteria and other relevant topics.  Last year, non-management directors held three executive sessions in conjunction with regularly scheduled Board meetings, and the independent directors held two separate meetings.

All directors are expected to attend the annual meeting of shareholders, and all of our directors attended the 2009 annual meeting.

The current standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Innovation and Technology Committee.  The Board has adopted a written charter for each committee, which can be found on our website at www.westpharma.com under the Investors — Corporate Governance captions.  You may request a printed copy of each committee’s charter from our corporate secretary.

2009 Committee Memberships

Name	Audit	Compensation	Nominating and Corp. Governance	Finance	Innovation and Technology
Thomas W. Hofmann	M		M
L. Robert Johnson		C			M
Paula A. Johnson			M		M
John P. Neafsey	C			M
John H. Weiland		M		M
Anthony Welters		M	C
Geoffrey F. Worden	M			C
Robert C. Young			M		C
Patrick J. Zenner	M	M

Number of 2009 Meetings	7	6	3	6	3

M = Member                C = Chair

The Audit Committee.  The Audit Committee assists our Board in its oversight of (1) the integrity of our financial statements; (2) the independence and qualifications of our independent auditors; (3) the performance of our internal audit function and independent auditors; and (4) our compliance with legal and regulatory requirements.  In carrying out these responsibilities, the Audit Committee, among other things:

•                  Reviews and discusses our annual and quarterly financial statements with management and the independent auditors;

•                  Manages our relationship with the independent auditors, including having sole authority for its appointment, retention and compensation; reviewing the scope of its work; approving non-audit and audit services; and confirming the independence of the independent auditors; and

•                  Oversees management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

Audit Committee Financial Experts.  The Board has determined that each current member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC regulations.

The Compensation Committee.  The Compensation Committee monitors the effectiveness of our executive compensation programs in realizing our compensation philosophy; reviews and approves corporate goals and objectives relevant to the compensation of our executive officers and evaluates their performance against those goals and objectives; and, either as a committee or together with the other independent directors, determines and approves our executive officers’ compensation levels based on that evaluation.  Final decisions on the compensation of our Chief Executive Officer are discussed with and approved by the independent directors in executive session.  The Compensation Committee also makes recommendations to our Board on incentive and equity-based compensation plans.  In overseeing the administration of those plans, the Compensation Committee approves all grants and awards to executive officers, establishes performance goals and determines whether or not those goals have been met.

Our Compensation Committee has delegated certain authority, responsibilities and duties to a committee of senior officers, referred to as the “plan committee.”  The plan committee may make equity awards to newly- hired employees as part of a new-hire package and to existing employees in connection with promotions or for retention purposes, subject to guidelines and an overall annual share limitation.  The plan committee may not make any awards or grants to our officers.  The plan committee is composed of our CEO, Vice President, Human Resources, General Counsel and Corporate Controller.

Compensation Consultant and 2009 Fees.  The Compensation Committee has retained Towers Perrin, now known as Towers Watson, to provide executive compensation consulting services.  Towers Perrin also provides non-executive compensation consulting services to us.  The executive compensation consulting services provided during 2009 totaled $162,786.  The non-executive compensation consulting services provided during 2009 totaled $358,279.

The Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee identifies qualified individuals to serve as Board members; recommends nominees for director and officer positions; determines the appropriate size and composition of our Board and its committees; monitors a process to assess Board effectiveness; reviews related-party transactions; and considers matters of corporate governance.  After review by the independent directors, the Nominating and Corporate Governance Committee formally recommends to our Board a successor to our CEO.  The committee also reviews and makes recommendations to the Board on the form and level of director compensation.  The Nominating and Corporate Governance Committee administers director equity-based compensation awards.

The full charter of the Nominating and Corporate Governance Committee, which was amended by our Board in December 2009, is attached to this proxy statement as Appendix A.

The Finance Committee.  The Finance Committee serves as our Board’s liaison with management on important financial transactions and financial-policy matters.  The Finance Committee consults with and advises management on financial strategies and procedures, acquisitions, divestitures and capital-expenditure requests.

The Innovation and Technology Committee.  The Innovation and Technology Committee provides guidance to our Board on technical and commercial innovation strategies; reviews emerging technology trends that may affect our business; reviews our major innovation and technological programs and overall patent strategies; and assists our Board in making well-informed choices about investments in new technology.

Recovery of Incentive Compensation

In February 2010, our Board of Directors adopted a policy regarding the recovery or cancellation of annual or long-term equity-based and performance-based compensation for all employees, including our named executive officers.  The policy allows us to cancel or seek repayment of incentive awards from any employee who engages in conduct materially harmful to us or whose fraud or misconduct gives rise to a significant or material restatement of financial results.  It also allows us to seek repayment of award amounts that were overpaid due to mathematical errors, fraud, misconduct or gross negligence.  Recovery may be obtained from any award recipient during the three-year period following payment of the award.  This new incentive compensation recovery policy applies to all awards made on or after February 2010 and will be incorporated into all future awards.

The Compensation Committee has the sole and absolute authority to exercise discretion in the application of the incentive compensation recovery policy with respect to all executive officers and directors.  We believe the new policy preserves value for our shareholders by providing the Compensation Committee with a specific method to recover amounts that should not have been paid.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our non-employee directors receive annual grants of deferred stock and cash compensation, in the form of an annual retainer, meeting and committee fees.  The following table shows the meeting fees and retainers we paid to non-employee directors for 2009:

Compensation Item	Amount
Annual Retainers
Board	$40,000
Audit Committee Chair	10,000
Compensation Committee Chair	5,000
Finance Committee Chair	5,000
Nominating and Corporate Governance Committee Chair	5,000
Innovation and Technology Committee Chair	5,000
Chairman, Independent Directors	10,000
Per-Meeting Fees
Board	1,500
Committee	1,000

The total 2009 compensation of our non-employee directors is shown in the following table.  All directors are currently serving on our Board.

Director Compensation For Fiscal 2009

Name	Fees Earned and Paid in Cash ($)	Stock Awards ($)	All Other Compensation (1) ($)	Total ($)
Thomas W. Hofmann	59,500	69,804	3,558	132,862
L. Robert Johnson	64,500	69,804	16,511	150,815
Paula A. Johnson	56,500	69,804	5,984	132,288
John P. Neafsey	73,500	69,804	41,020	184,324
John H. Weiland	62,500	69,804	5,435	137,739
Anthony Welters	72,000	69,804	16,416	158,220
Geoffrey F. Worden	68,500	69,804	29,822	168,126
Robert C. Young	61,500	69,804	14,632	145,936
Patrick J. Zenner	62,500	69,804	8,482	140,786

(1)         The amounts in this column are comprised of: (i) the dividend equivalents credited to each account under the Director Deferred Compensation Plan, and (ii) with respect to Mr. Hofmann, Dr. Paula Johnson, Mr. Neafsey, Mr. Weiland, Mr. Worden, Dr. Young, and Mr. Zenner, charitable contributions of $1,000 each made under our non-discriminatory charitable contribution matching program, which is available to all our employees and directors.

Fees Earned and Paid in Cash.  The amounts in the “Fees Earned and Paid in Cash” column are retainers and meeting fees earned for serving on our Board, Board committees and as committee chairs and Chairman, Independent Directors.  All annual retainers and meeting fees are paid quarterly.  The amounts do not reflect elections to defer fees under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).  With respect to the first three quarters’ payments in 2009, Mr. Neafsey, Mr. Weiland and Mr. Welters deferred 100% of their cash compensation and Dr. Young deferred 50% of his cash compensation.  With respect to the last quarter of 2009, Mr. Welters and Mr. Weiland deferred 100% of their cash compensation and Dr. Young deferred 50% of his cash compensation.

Stock Awards.  The amounts in the “Stock Awards” column reflect the grant date fair value for deferred stock awards made in 2009.  The grant date fair value is determined under FASB Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation.  In 2009, each non-employee director was awarded 2,100 shares of deferred stock.  The 2009 deferred stock had a grant date fair market value of $33.24 per share based on the closing price of our common stock on the award date, May 5, 2009.  For a more detailed discussion on the grant date fair value for our deferred stock awards, refer to Note 17, Stock-Based Compensation, to the consolidated financial statements contained in our 2009 Form 10-K.  Deferred-stock awards are made on the date of our annual meeting and vest on the date of the following year’s annual meeting, provided that the director continues to serve on our Board on that date.  Deferred-stock awards also vest on a director’s retirement, if earlier.

All deferred stock is credited to an account under the Director Deferred Compensation Plan and is distributed as shares of common stock according to the terms of that plan, as described below.  When dividends are paid on common stock, additional shares of deferred stock are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

Stock Options.  Prior to 2007, non-employee directors received annual grants of stock options, which vested on the first anniversary of the grant date.  After benchmarking this practice, our Board of Directors stopped granting stock options to directors.

The following table presents information on stock awards and stock options as of December 31, 2009 for each person who served as a non-employee director during that year.

Outstanding Director Stock Awards and Stock Options At Fiscal Year-End 2009

Name	Vested Deferred Stock Awards (#)	Unvested Deferred Stock Awards (#)	Total Deferred Stock Awards (#)	Stock Options Outstanding (#)
Thomas W. Hofmann	3,673	2,117	5,790	—
L. Robert Johnson	4,327	2,117	6,444	19,200
Paula A. Johnson	4,327	2,117	6,444	10,300
John P. Neafsey	4,327	2,117	6,444	6,400
John H. Weiland	4,327	2,117	6,444	—
Anthony Welters	4,327	2,117	6,444	28,200
Geoffrey F. Worden	4,327	2,117	6,444	23,700
Robert C. Young	4,327	2,117	6,444	16,268
Patrick J. Zenner	4,327	2,117	6,444	23,950

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash retainers and meeting fees until their Board service terminates.  Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank.  The stock-unit accounts also are credited with dividend equivalents based on the number of stock units having been credited to the account as of the dividend record date.

The value of a director’s account balance is distributed on termination of Board service.  The value of a director’s stock-unit account is determined by multiplying the number of stock units credited to the account by the fair market value of our common stock on the termination date.

Directors may receive their distribution as a lump sum or in up to 10 annual installments.  Separate elections may apply to amounts earned and vested before 2005 and amounts earned and vested after December 31, 2004.  Deferred stock is distributed in shares of stock and deferred stock units are distributed in cash.  If a director elects the installment option, any cash-account balances during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock will be credited with dividends until paid.  Partial shares are distributed in cash.

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2009:

Name	Stock Units Value(1) ($)	Deferred Stock Value (1) ($)	Amount Invested in Cash Account (2) ($)	Total Account Balance ($)
Thomas W. Hofmann	—	226,968	-0-	226,968
L. Robert Johnson	880,438	252,605	-0-	1,133,043
Paula A. Johnson	131,882	252,605	-0-	384,487
John P. Neafsey	2,441,425	252,605	-0-	2,694,030
John H. Weiland	137,985	252,605	-0-	390,590
Anthony Welters	922,007	252,605	-0-	1,174,612
Geoffrey F. Worden	1,287,841	252,605	68,914	1,609,360
Robert C. Young	714,052	252,605	-0-	966,657
Patrick J. Zenner	294,181	252,605	-0-	546,786

(1)         Value is determined by multiplying the number of stock units or shares of deferred stock, as applicable, times the fair market value of a share of stock on December 31, 2009, $39.20.

(2)         Mr. Worden is the only director with amounts invested in the interest-bearing account.  This account earned interest at a rate of 3.25%, compounded quarterly, which resulted in $2,195 being credited to his account in 2009.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently divided into three classes, with each class serving a three-year term.  The Board has nominated Thomas W. Hofmann, L. Robert Johnson, John P. Neafsey and Geoffrey F. Worden for election as Class II directors.  All of the nominees have agreed to be named and to serve, and we expect each nominee to be able to serve if elected.  If any nominee is not able to serve, the nominating and corporate governance committee will recommend to our board a replacement nominee.  The Board may then designate the other nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

At the 2011 annual meeting, our Board will recommend that shareholders approve an amendment to our Articles of Incorporation requiring annual director elections.  If approved, all directors would stand for re-election each year, beginning with the 2012 annual meeting.

The Board of Directors recommends a vote

FOR the election of each of the nominated directors.

NOMINEES FOR DIRECTORS IN CLASS II FOR TERMS TO EXPIRE IN 2013

Thomas W. Hofmann, 58, has served as a director since October 2007.  He is the retired Senior Vice President and Chief Financial Officer of Sunoco, Inc., an oil refining and marketing company, where he served in that capacity from January 2002 until December 2007.  Mr. Hofmann was Sunoco’s Vice President and Chief Financial Officer from July 1998 to January 2002 and its Comptroller from July 1995 to July 1998.  He is a director of Penn Virginia Resource Partners, L.P., Fox Chase Cancer Center and Young Scholars Charter School and a member of the Advisory Board of the Boys & Girls Clubs of Philadelphia.

Mr. Hofmann has nearly 35 years of expertise in all areas of finance, including tax, accounting, auditing, treasury, investor relations and budgeting, and he is well-versed in corporate governance, strategic planning and risk-management issues.  Over the course of his distinguished career with Sunoco, Inc., Mr. Hofmann was involved in a number of unique transactions, including significant acquisitions and divestitures.  Mr. Hofmann qualifies as an audit committee financial expert under SEC guidelines.

L. Robert Johnson, 68, has served as a director since March 1989.  He is Managing Partner of Founders Capital Partners, a venture capital angel group he established in 1988.  He is a life member of the Corporation of the Massachusetts Institute of Technology, a director of the Scholarship Foundation of Santa Barbara, the Santa Barbara Center for the Performing Arts and Affinity Biosensors, LLC.

Mr. Johnson is a seasoned investment and biotechnology business professional, with over 40 years’ experience.  He has invested in and operated technology-based companies in a variety of fields, including medical care and genomics.  He brings a wealth of financial and transactional expertise to our Board.  Mr. Johnson spent 16 years developing his expertise in research, private equity and venture capital activities through his affiliations with the firms of Donaldson, Lufkin & Jenrette, Inc. and Kidder Peabody & Co., Incorporated.

John P. Neafsey, 70, has served as a director since November 1987.  He is President of JN Associates, an investment consulting firm he formed in November 1993, and was President and CEO of Greenwich Capital Markets from August 1990 to November 1993.  Mr. Neafsey is Chairman of the Board of Alliance Resource Partners, L.P.  He is a trustee emeritus and presidential counselor of Cornell University and a former member of the Board of Overseers of Weill Cornell Medical College.  Mr. Neafsey is also a director of Stepping Stones Museum for Children and the Cornell Club of New York City.

Mr. Neafsey has an extensive background in finance and international business.  He served as head of Greenwich Capital Markets, an investment banking firm specializing in the trading of government and asset-backed securities and derivatives, which he left to form his own investment consulting firm.  He also had a distinguished 23-year career with Sun Company (now Sunoco, Inc.) where, after rising through the ranks, he served as Chief Financial Officer and Executive Vice President for Canadian operations, coal and financial services activities.  Mr. Neafsey qualifies as an audit committee financial expert under SEC guidelines.

Geoffrey F. Worden, 70, has served as a director since November 1993.  He has been President of South Street Capital, Inc., an investment company, since 1991.  He is a director of Princess House, Inc., a privately owned direct sales company, and a director or trustee of the following not-for-profit organizations:  New York City Outward Bound School; North Carolina Outward Bound; The Episcopal Academy; and Bridges Outreach Inc.

Mr. Worden has over 40 years’ experience with financial and investment matters, including strategic, corporate and financial planning, mergers, acquisitions and divestitures and their implementation, and the public and private placement of debt and equity securities.  Prior to forming South Street Capital, Mr. Worden built his financial career over 27 years at Kidder, Peabody & Co., Incorporated.  He qualifies as an audit committee financial expert under SEC guidelines.

CONTINUING CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2011

Donald E. Morel, Jr., Ph.D., 52, has served as a director since March 2002.  He has been our Chief Executive Officer since April 2002 and Chairman of the Board since March 2003.  Dr. Morel was our President from April 2002 to June 2005.  He serves as a director of Fox Chase Cancer Center and Kensey Nash Corporation and as a member of the board of trustees of The Franklin Institute and of Lafayette College.

Dr. Morel has served with us in a variety of increasingly responsible roles, including Chief Operating Officer, head of our drug-delivery division, and Vice President of Research and Development.  He has over 20 years’ experience developing and managing programs involving advanced materials for aerospace, biomedical and pharmaceutical applications.

Robert C. Young, M.D., 70, has served as a director since July 2002.  He has been President of RCY Medicine, a healthcare policy consulting firm, since July 2009.  He served as Chancellor of Fox Chase Cancer Center from June 2007 to his retirement in July 2009 and as its President from December 1988 to June 2007.  Dr. Young currently serves as a member of the Board of Scientific Advisors of the National Cancer Institute and as a director of Human Genome Sciences and AVEO Pharmaceuticals, Inc.  He is also a past President of the American Society of Clinical Oncology, the American Cancer Society and the International Gynecologic Cancer Society.  Dr. Young is a former member of the National Cancer Policy Board of the Institute of Medicine.

Dr. Young, a medical oncologist with over 30 years’ healthcare experience, is internationally known for his work in the treatment of lymphoma and ovarian cancer, and is a past President of the American Cancer Society, the American Society of Clinical Oncology, one of the world’s largest oncology societies, and of the International Gynecologic Cancer Society.

John H. Weiland, 54, has served as a director since May 2007.  He has been President and Chief Operating Officer of C. R. Bard, Inc., a medical-device company, since August 2003, and served as its Group President from April 1997 to August 2003 and its Group Vice President from March 1996 to April 1997.

With 25 years of experience in the healthcare industry, Mr. Weiland has considerable expertise in medical-device company operations with significant international business expertise.  As President and Bard’s Chief Operating Officer, Mr. Weiland has responsibility for all of its business operations.

CONTINUING CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2012

Paula A. Johnson, M.D., MPH, 50, has served as a director since October 2005.  She is a cardiologist and has been the Executive Director of the Connors Center for Women’s Health and Gender Biology and Chief of the Division of Women’s Health at Brigham and Women’s Hospital since January 2002.  Dr. Johnson also is an Associate Professor at Harvard Medical School.

Dr. Johnson brings a wealth of leading healthcare expertise to our Board.  She is a nationally recognized expert in cardiology and women’s and minority healthcare issues.  In her role as Chief of the Division of Women’s Health at Brigham and Women’s Hospital,  Dr. Johnson has built a novel, interdisciplinary research, education, clinical and policy program in women’s health whose mission is to improve the health of women and to transform their medical care.  Dr. Johnson is the recipient of many awards recognizing her contributions to women’s and minority health and is featured as a national leader in medicine by the National Library of Medicine.  She has also received the Abigail Adams Award from the Massachusetts Women’s Political Caucus, which honors Massachusetts women leaders who have demonstrated an outstanding commitment to the realization of equal political, economic and social rights for women.

Anthony Welters, 55, has served as a director since March 1997.  He has been Executive Vice President, UnitedHealth Group Inc., a diversified health and well-being company, since November 2006 and President of the Public and Senior Markets Group since September 2007.  Mr. Welters was President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company, and its predecessor companies from 1989 until November 2006.  Mr. Welters also serves as Vice Chair of New York University, Chairman of Morehouse School of Medicine, a director of C. R. Bard, Inc. and Qwest Communications International, Inc., the Chair of the New York University School of Law Board of Trustees and a trustee of the New York University School of Medicine and the Library of Congress.

Mr. Welters has distinguished himself as a visionary yet practical business leader, with demonstrated entrepreneurial, operations and management expertise.  As CEO of AmeriChoice Corporation, he directed a highly successful managed care plan while pursuing new market opportunities in the field of managed healthcare.  Mr. Welters is the recipient of the prestigious Horatio Alger award and serves as a director of the Horatio Alger Association.

Patrick J. Zenner, 63, has served as a director since July 2002.  He is retired from Hoffmann-La Roche Inc., North America, the prescription drug unit of the Roche Group, a leading research-based healthcare enterprise, where he served as President and Chief Executive Officer from 1993 to January 2001.  He is a director and the Chairman of the Board of Exact Sciences Corporation, and from July 2007 until March 2008, served as its Interim CEO.  He also served as Interim Chief Executive Officer of CuraGen Corporation from May 2005 through March 2006.  Mr. Zenner serves as Chairman of the Board and a director of ArQule, Inc. and a director of Geron Corporation and Xoma Ltd.

Mr. Zenner’s career in the pharmaceutical industry spans 31 years.  Since retiring from Hoffmann-La Roche, Mr. Zenner has devoted his considerable industry expertise and corporate-governance knowledge to small and early-stage pharmaceutical and technology companies in various capacities, including board member, chairman and interim CEO.  He qualifies as an audit committee financial expert under SEC guidelines.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis describes our executive compensation philosophy, process, plans and practices as they relate to our “named executive officers” and gives the context for understanding and evaluating the more specific compensation information contained in the tables, charts and related disclosures that follow.

Overview of Our Business Environment

We are a global manufacturer of components and systems for injectable drug delivery and plastic packaging and delivery system components for the pharmaceutical, healthcare and consumer products industries.  We compete with several companies in our pharmaceutical components product lines.  However, we supply a major portion of the U.S. market for pharmaceutical elastomer and metal packaging components and have a significant share of the European market for these components.  The vast majority of our business is conducted in healthcare markets.  Our customer base includes the leading global producers and distributors of pharmaceuticals, biologics, medical devices and personal-care products.  Our position in the broader healthcare and pharmaceutical supplier industries also puts us in a highly competitive talent market.

We operate our businesses in a very competitive, regulated and complex technological environment.  Our strategy of differentiating our products and services requires us to make the investments necessary to continuously improve the quality and value of our offerings and to consistently introduce new and advanced features and products.  We sell most of our new product offerings to pharmaceutical companies for use with their drug compounds.  As such, those products are subject to relatively lengthy development and approval cycles and are dependent on the success of our customers’ products.  As a supplier to major pharmaceutical and device companies, our revenues are exposed to the impact of the current global economic downturn and potential U.S. healthcare reform and other trends such as consolidation within the pharmaceutical industry.

Compensation Program Philosophy

Our compensation philosophy is to (1) provide competitive executive pay opportunities tied to our short-term and longer-term success and (2) attract, motivate and retain the type of executive leadership that will help us achieve our strategic objectives.  To reach these goals, we believe our compensation programs should embody the following values:

•                  Have a strong pay-for-performance element with a major portion of executive pay “at risk” based on achievement of financial performance goals.  Performance goals should use metrics that we believe are the best indicators of our financial success and shareholder value creation.  Total pay should be targeted at the appropriate market level with greater rewards paid for exceeding goals.

•                  Support achievement of both operating performance and strategic objectives.  Annual bonuses should reward performance against key budgeted targets, while long-term incentives should keep management focused on business growth and effective use of capital.

•                  Link management compensation with the interests of shareholders.  Executives should have an interest in enhancing shareholder value.  Incentives should facilitate stock ownership and the value of incentive awards should result from increasing stock price.

•                  Be fair and market-competitive to assure access to needed talent and encourage retention.  The program should be flexible enough to accommodate pay practices in markets in which we compete for talent.

•                  Provide compensation opportunities that are consistent with each executive’s responsibilities, experience and performance.

We design our executive compensation programs primarily to reward management for achieving financial and performance goals using metrics that we believe are the best indicators of the success of our business.  Because we believe a growing, profitable company creates shareholder value, our executive compensation program in 2009 continued to emphasize the achievement of various measures of profitability and growth as described below.

How Our Compensation Committee Sets Executive Pay

The Compensation Committee develops our overall compensation philosophy, approves our executive compensation programs, makes all decisions about the compensation of our executive officers, including the named executive officers, and oversees our cash and equity-based incentive compensation plans.  The Compensation Committee approves guidelines for grants of awards under these plans.

In 2009, our executive compensation program continued to consist of three principal elements: (1) base salary; (2) an annual cash bonus; and (3) long-term incentives in the form of performance-vesting share units (“PVSUs”) and stock options.

The Compensation Committee sets base salaries, target bonus levels and expected long-term incentive award values by reference to a select group of industry-specific comparator companies of reasonably similar size and complexity — referred to as the “Business Segment Comparator Group.”  The Committee also considers compensation data from a broad survey of healthcare and other companies — referred to as the “Talent Market Comparator Group” — as a way of confirming that our executive pay is competitive.

To assure that executive compensation is fair and market-competitive, base salaries and targeted annual and long-term incentive opportunities are generally set at or near (i.e., +/- 15%) median pay levels of the market as represented by pay practices in the Business Segment and Talent Market Comparator Groups.  We target the 75th percentile for the combined value of cash compensation and long-term incentives, if maximum performance is achieved, which will yield above-average compensation for superior performance.  The Committee also may adjust individual components to take into account such factors as an executive’s role in overall corporate policy-making, potential for advancement and/or development, relative experience and the length of time in his position.  The Committee reviews and discusses Dr. Morel’s compensation with the independent directors in executive session before making a final decision on his salary and bonus and long-term incentive opportunities.

The Compensation Committee exercises judgment in view of the above standards, considering CEO recommendations in setting long-term award target levels for non-CEO executives and discussions with the independent directors regarding the target levels for the CEO.  The Committee also considers potential shareholder dilution of equity awards and overall business and market conditions.  Long-term grants do not affect the amount of an employee’s retirement benefits.

Consistent with our compensation philosophy, annual bonuses and long-term incentive awards generally represent a greater percentage of the total compensation of the executives who have the most influence over and responsibility for the achievement of performance objectives, thus emphasizing the pay-for-performance aspect of our compensation programs.

Each year, the Compensation Committee reviews the nature and amounts of all elements of the named executive officers’ compensation, both separately and in total, using comprehensive tally sheets that include the current value of outstanding stock option and PVSU awards (as compared to their grant-date value), deferred compensation account balances and retirement-plan benefits.  In its review of these tally sheets in 2009, the Committee noted that declining year-over-year equity values and projected equity-award values supported our pay-for-performance philosophy and accomplished the Committee’s goals of linking compensation with shareholder value.

Use of Compensation Data

The Compensation Committee determines the peer groups to be used for compensation purposes based on information and analysis provided by Towers Perrin, its independent compensation consultant.  The Committee has selected the comparator group companies based on the following guiding principles:

•                  Business Segment Comparator Group companies should reflect businesses and industries that are similar in complexity as measured by global footprint, manufacturing capabilities, revenues, materials, intellectual-property profile and customer characteristics;

•                  The overall comparator samples should reflect those companies with which we compete for business, and more broadly, those with which we compete for talent;

•                  To the extent possible, the selection process should be driven by appropriate criteria versus selection of individual companies; and

•                  Data samples should be robust, provide decision-quality data for all executive positions and be readily available.

The composition of the Business Segment Comparator Group was proposed by Towers Perrin based on the criteria described above, and selected by the Compensation Committee and management.  It consists of the following companies:

Business Segment Comparator Group

Abbott Medical Optics Inc.	Cooper Industries plc	Edwards Lifesciences LLC	Pall Corporation
AptarGroup, Inc.	C. R. Bard, Inc.	Hospira, Inc.	Respironics, Inc.
Arrow International, Inc.	Covidien plc	Invacare Corporation	Rochester Medical Corporation
Baxter International Inc.	Dade Behring	Kinetic Concepts, Inc.	Theragenics Corporation
Beckman Coulter, Inc.	Datascope Corp.	Mentor Corporation	Varian Medical Systems, Inc.
Becton, Dickinson & Company	Dentsply International Inc.	Millipore Corporation

The Committee agreed that the Talent Market Comparator Group should consist of companies that participate in Towers Perrin’s annual executive compensation database, which have revenues of $500 million to $2 billion and operate in the chemicals, electronics and scientific equipment, healthcare/medical products, industrial manufacturing or pharmaceuticals industries.  Intended to represent the marketplace where we compete for talent, the Committee uses this broader group to confirm the competitiveness of compensation paid to similar executives at the Business Segment Comparator Group companies.  The Committee also uses it when information on particular executive positions within the primary peer-group companies is unavailable.  The companies in the Talent Market Comparator Group in 2009 were:

Talent Market Comparator Group

Abbott Medical Optics, Inc.	Cubic Corporation	Mine Safety Appliances Company
Alpharma Inc.	Donaldson Company, Inc.	Mueller Water Products, Inc.
Ameron International Corporation	Endo Pharmaceuticals	Omnova Solutions, Inc.
AptarGroup, Inc.	H. B. Fuller Company	PerkinElmer, Inc.
Bio-Rad Laboratories, Inc.	Herman Miller, Inc.	Plexus Corp.
Brady Corporation	IDEX Corporation	Polymer Group, Inc.
Celgene Corporation	Invitrogen Corporation	Regal-Beloit Corporation
Cephalon, Inc.	Memorial Sloan-Kettering Cancer Center	TPC Group Inc.
Chesapeake Corporation	Millennium Pharmaceuticals, Inc.	Toro Pharm Logistics
Constar International Inc.	Millipore Corporation	Unifi, Inc.
Covance, Inc.

Our Named Executive Officers for 2009

Our “named executive officers” in 2009 are: Donald E. Morel, Jr., Chief Executive Officer; William J. Federici, Vice President and Chief Financial Officer, and our three most highly compensated executive officers other than our CEO and CFO: Steven A. Ellers, President and Chief Operating Officer; John R. Gailey III, Vice President, General Counsel and Secretary; and Heino Lennartz, President, Pharmaceutical Packaging Systems Europe Region.  Last year, Mr. Lennartz served as Vice President Finance, MIS & Purchasing for Europe & Asia Pacific until July 2009, when he was promoted to President, Europe Region, Pharmaceutical Systems Division.  He received his current title in February 2010 as part of an organizational realignment that created two new reporting segments: “Pharmaceutical Packaging Systems” and “Pharmaceutical Delivery Systems.”

Matthew T. Mullarkey served as our Chief Operating Officer until he left us in November 2009.  Although he was not an executive officer on December 31, 2009, we must disclose Mr. Mullarkey’s compensation in the Summary Compensation Table and other compensation tables because under SEC rules his 2009 compensation would have qualified him as a named executive officer had he remained an executive officer on that date.  For this reason, we also include Mr. Mullarkey’s compensation in this discussion and analysis.

Elements of Our Compensation Programs and 2009 Compensation Decisions

Base Salary

Base salary represents the only fixed component of the three main elements of our executive compensation program.  It is intended to provide a baseline, minimum amount of annual compensation for our executives that is fair and market-competitive.

The Committee, at the request of the CEO, froze salaries for the named executive officers other than Mr. Mullarkey and Mr. Lennartz.

On January 1, 2009, Mr. Mullarkey assumed full responsibilities as our Chief Operating Officer.  In recognition of his increased responsibilities, the Compensation Committee increased his base salary by $25,000, or 5.9%, to $450,000.  In determining his new salary, the Committee considered the CEO’s recommendations and comparative compensation data.  Although Mr. Mullarkey’s salary was well below the market median of the Business Comparator Group and approximately 11% below the median of the Broad Talent Market Comparator Group, the Compensation Committee believed this was an appropriate level in light of the fact that Mr. Mullarkey was new to the position and relatively new to the Company.  The Compensation Committee also increased Mr. Lennartz’s salary in connection with his promotion to President, Europe Region.  After considering comparative compensation data, the Committee decided to raise his salary to $300,989, a 19% increase over his prior salary of $252,218.  Mr. Lennartz is paid in Euros and the salary figures are converted to U.S. Dollars at the rate of 1.3941 Dollars per Euro.

Annual Incentive Plan Design and Rationale

Our Annual Incentive Plan is formula-based and designed to motivate our senior executives by rewarding them with a cash bonus when they achieve or exceed annual financial performance targets.  The Annual Incentive Plan contains multiple financial metrics, weighted according to their importance.  The targets and weighting may vary according to organization unit.  The Compensation Committee determines the annual incentive performance criteria, and weighting based on proposals from our CEO and Vice President, Human Resources.

Consistent with prior years, the Compensation Committee selected earnings per share (“EPS”) and operating cash flow on a non-GAAP basis as performance metrics for the 2009 Annual Incentive Plan for the U.S.-based named executive officers.  These metrics are appropriate for the named executive officers given their broad responsibilities and ability to significantly affect our EPS and operating cash flow.

For Mr. Lennartz, who heads our European pharmaceutical packaging systems business unit, the Committee selected regional performance as the primary metric, with a division results and a corporate-wide element (EPS) also represented.  These metrics are intended to focus Mr. Lennartz on improving revenues and operating profit in the region over which he has control, contributing to the pharmaceutical division performance and taking actions that will increase our consolidated earnings and shareholder value.  The targets for the named executive officers and their relative weighting are as follows:

2009 Annual Incentive Plan

Performance Metrics and Weighting

(1)   The adjusted EPS and adjusted consolidated operating cash flow metrics consists of GAAP EPS and operating cash flow, adjusted to budgeted foreign-exchange rates, and may exclude the impact of certain discrete or infrequent items such as acquisitions and restructuring gains or losses.

(2)   The adjusted regional results metric consists of European regional GAAP revenue (25.0% weight), regional operating income (50.0% weight), and regional cash flow (25.0% weight)  adjusted for budgeted exchange rates.  It may exclude the impact of certain discrete or infrequent items such as acquisitions and restructuring gains or losses.

(3)   The adjusted Pharmaceutical Systems Division results metric consists of GAAP division revenue (33.5% weight) and division operating income (66.5% weight), adjusted for budgeted exchange rates, and may exclude certain discrete or infrequent items such as acquisitions and restructuring gains or losses.

The Compensation Committee assigns a target bonus opportunity to each named executive officer, expressed as a percentage of his base salary.  The Compensation Committee establishes each target opportunity through an analysis of compensation for comparable positions in the Business Segment and Talent Market Comparator Groups.  The combination of base salary and target bonus is intended to approximate the median market if the performance targets are met, and approach the 75th percentile if targets are exceeded.  Target bonus opportunities range from 50% to 100%.  Consistent with our overall compensation design, executives with greater responsibilities for influencing financial performance have higher target bonus levels as a percentage of salary.

An executive’s Annual Incentive Plan award is calculated by multiplying his base salary times his bonus opportunity times the applicable “payout factor” for each performance metric times the weighting for that performance metric.  The following formula illustrates the calculation of the bonus payout for each performance measure:

Base Salary	x	Target Bonus Opportunity (i.e., % of salary)	x	Payout Factor (based on achievement against target)	x	Weighting	=	Performance Measure Bonus Payout

The “payout factor” is based on the level of performance versus the targeted performance.  If actual performance matches 100% of the performance metric target, the payout factor for that metric is 100%.  If the performance level does not meet the threshold amount — currently set at 85% of target performance — the payout factor for that metric is zero.  If actual performance exceeds 100% of targeted performance, the payout factor will be greater than 100%.  Payouts are capped at 150% of the target bonus opportunity.  No bonus is paid if actual performance falls below 85% of all metrics.  The following chart shows the payout factor for the Annual Incentive Plan.  Performance between points is straight-line interpolated.

Annual Incentive Plan Payout Factor

Executives may chose to receive up to 100% of their bonus in common stock instead of cash.  The shares are referred to as “bonus shares.”  This option increases executive stock ownership and further aligns executives with shareholder interests.  As an inducement to acquire and hold shares, we also grant one additional time-vested restricted share, referred to as an “incentive share,” for each four bonus shares received.  To encourage long-term stock ownership, promote retention and reward long-term service, incentive shares vest in full if the executive holds the bonus shares for at least four years and remains employed during that time.

We pay dividends on “incentive” (restricted) shares during the four-year vesting period.  Participants may receive dividends in cash or reinvest them in additional shares if the recipient participates in our dividend reinvestment plan.  We believe that this approach appropriately rewards and does not penalize named executive officers who choose to have a portion of their Annual Incentive Plan bonus paid in stock.  While a recipient may receive dividends on shares that ultimately do not vest, we believe this provides the proper balance between rewarding recipients for creating additional shareholder value and further aligning their interests with shareholders by choosing to have a portion of their bonus paid in stock.

2009 Annual Incentive Bonus Payments

The Compensation Committee reviewed and approved the proposed 2009 performance criteria based on our Board-approved budget because it believed the proposed goals represented appropriate “stretch” targets and were aligned with shareholder interests.  Performance targets for the corporate unit — which included Dr. Morel, Mr. Federici, Mr. Ellers, Mr. Gailey and Mr. Mullarkey — were adjusted EPS of $2.17 (weighted 35%)

and adjusted operating cash flow of $156.6 million (weighted 65%).  Mr. Lennartz’s targets and their weighting were:

2009 European Region Performance Metrics, Weight and Targets

(In US Dollar millions, except per-share data)

Performance Metric	Weighting	Performance Target
Regional Measures
Adjusted Regional Revenue	16.25%	$474.50
Adjusted Regional Operating Income	32.50%	$85.40
Adjusted Regional Cash Flow	16.25%	$114.20
Total Regional Measures Weighting	65.00%
Division Measures (Total Weighting 35%)
Adjusted Pharma. Systems Div. Revenue	3.35%	$833.50
Adjusted Pharma. Systems Div. Operating Income	6.65%	$146.20
Total Division Measures Weighting	10.00%
Adjusted Consolidated EPS	25.00%	$2.17

The 2009 targets, their weighting and performance against target as they apply to each of the named executive officers are shown in the following charts.  The Corporate Unit applies to Dr. Morel, Mr. Federici, Mr. Ellers, Mr. Gailey and Mr. Mullarkey, and the Regional Unit applies to Mr. Lennartz.

2009 Annual Incentive Plan

Performance Targets, Weighting and Achievement

(In US $ millions, except per-share data)

(1)   All targets and performance against the targets reflect 2009 budgeted exchange rates.  Actual exchange rates had a positive effect on reported results.  These favorable effects — $0.15 per share of EPS, $39.6 million of regional revenue, $7.0 million of regional operating income, $42.3 million of Pharmaceutical Systems Division revenue and $7.0 million of Pharmaceutical Systems Division operating income — were removed for determining achievement of targets.

(2)   Adjusted Consolidated EPS performance excludes the impact of restructuring and certain other discrete charges and credits of $0.16 per share.

(3)   Adjusted Consolidated Operating Cash Flow excludes the impact of $1.9 million of cash paid for restructuring expenses.

(4)   Regional and Pharmaceutical Systems Division performance excludes the impact of the acquisition of West Pharmaceutical Services Normandie SAS and related costs as follows: regional and division revenue adjusted downward $9.0 million, regional operating income adjusted upward $1.0 million, and division operating income adjusted upward $1.9 million.

The table below shows the 2009 target and actual Annual Incentive Plan awards paid to each of the named executive officers.  The total actual award is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

2009 Annual Incentive Plan Payouts

	Target Payout as a Percentage of	Payout Range as a Percentage of	Target Bonus Award	Maximum Award	Actual Cash Award	Actual Award as a % of
Name	Salary (1)	Salary	($) (1)	($)	($)	Salary
Donald E. Morel, Jr.	100%	0-150.0%	825,028	1,237,542	687,832	83.4%
William J. Federici	65%	0-97.5%	278,469	417,704	232,162	54.2%
Steven A. Ellers	75%	0-112.5%	377,189	565,783	314,465	62.6%
John R. Gailey III	50%	0-75.0%	161,458	242,187	134,609	41.7%
Heino Lennartz	45%	0-67.5%	135,445	203,168	131,968	43.8%
Matthew T. Mullarkey (2)	75%	0-112.5%	337,500	506,250	281,376	62.6%

(1)   Target bonuses are based on each executive’s base salary rate in effect at December 31 of the bonus year and were set as a percentage of base salary.

(2)   Mr. Mullarkey’s Annual Incentive Plan bonus is payable under the terms of his severance agreements with us.  We may delay payment if required by applicable tax law.

Long-Term Incentive Program Design and Rationale

We designed our long-term equity compensation program to complement the objectives of the Annual Incentive Plan by encouraging longer-term sales growth and profitable investments.  Long-term incentives also are intended to align executive and investor interests; assist in retaining key executive personnel; and give executives an opportunity to create wealth over time based on increasing stock value.  We generally use two types of long-term incentive awards: PVSUs, which entitle the recipient to receive a number of shares of our common stock dependent on achievement of multi-year financial targets; and non-qualified stock options that vest over time.  Last year, we added a supplemental long-term incentive cash-based program to provide incentives to improve profitability during a period of slower revenue growth.

PVSUs

We believe our shareholders place a premium on growing our business while carefully managing capital.  To help further these objectives, the Compensation Committee selected compound-annual-revenue-growth-rate (“CAGR”) and return-on-invested-capital (“ROIC”) performance metrics.  We believe CAGR and ROIC are equally important in creating shareholder value, and, therefore, each metric is weighted equally.  We also believe that performance should be measured over an extended period so CAGR and ROIC are measured over a three-year period.  Each PVSU award agreement contains a target payout for the recipient.  For PVSU awards to our named executive officers, the Committee generally selects a targeted payout that would deliver shares with an expected value within the 50th percentile of market (as represented by the Business or Talent Market Comparator Groups) if 100% of the performance target is achieved.

The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PVSUs awarded at the beginning of the period times the applicable “payout factor” for each performance metric times the weighting for that performance metric.  The following formula illustrates the calculation of the PVSU payout for each performance measure:

Target PVSUs (i.e., number of shares to be earned if performance equals 100% target)	x	Payout Factor (based on achievement against target)	x	Weighting (50%)	=	Number of Shares Earned

As in our Annual Incentive Plan, our long-term incentive program includes a “payout factor” based on the actual performance versus the performance targets.  If actual performance matches 100% of the performance metric targeted level, the payout factor for that metric is 100%.  If actual performance exceeds target performance, the payout factor is greater than 100%.  The PVSU payout opportunity is capped at 200% and actual payouts may range from 0% to 200% based on actual results.  No payouts are made if actual performance falls below 70% of both the CAGR and ROIC targets.  The following table shows the payout factor for the PVSUs.  Performance between points is straight-line interpolated.

PVSU Payout Factor

Stock Options.  Consistent with our compensation philosophy, stock options are designed to encourage a strategy that yields increases in share value and rewards our named executive officers for continued long service.  The following table describes the principal features of stock options granted to our named executive officers and how those provisions support our compensation philosophy.

Stock Option Feature	Provision	Link to Compensation Philosophy
Exercise price	Fair market value on grant date	Value of options are linked to share price increases

Option term	10 years	Encourages executives to make long-term decisions to benefit us and our shareholders

Vesting period	Vest over four years	Helps us retain key employees

Exercise period after employment termination	May be exercised for 90 days	Ensures that executives do not share in stock value increases after they terminate for reasons other than retirement

Exercise period after retirement	May be exercised for the full 10-year term	Rewards long service and provide income security and to encourage executives to think long-term as they near the end of their career

Supplemental Long-Term Incentive Plan.  During 2009, lower drug utilization trends, reduced patient spending and aggressive inventory management practices by our customers amid the global economic recession affected our revenue growth expectations over the near- to mid-term.  In response to these developments, the Compensation Committee in July 2009 made supplemental cash-based incentive awards based on increasing our operating profit margin (“OPM”) through December 31, 2011.  The goal of the supplemental awards is to focus management on profit growth over the intermediate term.  Operating profit margin is defined as consolidated operating profit divided by consolidated net sales.

Under the supplemental awards our named executive officers will receive a cash payment depending on the achievement of our pre-established, objective performance goals.  The amount will depend on how well our actual OPM compares to the target OPM at the end of the performance period.  The Committee chose a cash-based award rather than an equity-based award to reduce potential shareholder dilution impact and extend the number of shares available for issuance under our shareholder-approved incentive plan.  To ensure that OPM is increasing in steps over the 2.5-year performance period, it will be measured at the end of each calendar year.  However, the award will not be paid out until OPM is calculated for 2011 and only if the award recipient is employed on the date of the payout.  The OPM for each year in the period will be calculated and compared to the target for that year and a payout amount for that period will be based on actual performance compared to target performance.  The following table shows the targeted OPM and weighting for each period.

July 1, 2009 – December 31, 2011

Supplemental Long-Term Incentive Award

Performance Targets and Weighting

Relevant Performance Period	Target OPM	Target OPM Increase During the Period	Payout Weight
July 1, 2009 to December 31, 2009	10.5%	0.3%	20%
January 1, 2010 to December 31, 2010	11.2%	0.7%	40%
January 1, 2011 to December 31, 2011	12.2%	1.0%	40%
	Total	2.0%	100%

Like PVSU awards, the payouts under the OPM plan will vary based on achievement versus the target OPM for each performance period.  Payouts are capped at 150% of the target opportunity.  Executives will receive no payout if performance is below 85% of target performance.  The OPM plan payout factor calculation is shown in the following table.  If actual OPM falls between any of the performance range percentages above in any year, the payout for that portion of the supplemental award will be determined by straight-line interpolation.

OPM Plan Payout Factor

2009 PVSUs Awards and Stock Option Grants

The Compensation Committee made stock option grants and PVSU awards for the 2009-2011 performance period in February 2009.  In determining the award levels, the Committee noted that our share price had declined approximately 20% since the 2008 grant.  While this decrease in share price was less on average than the decline in share price between our Business Segment Comparator Group (25%) and the S&P 500 (40%) over the same period, the Committee decided to reduce the expected value of 2009 awards approximately 20% for a number of reasons.  First, using fewer shares reduced shareholder dilution and preserved shares for future awards under our shareholder-approved 2007 Omnibus Incentive Compensation Plan.  Second, the Compensation Committee felt that awarding a lower value in light of the current economic conditions more closely aligned the interests of our named executive officers with those of our shareholders.  Finally, the reduction was consistent with the practices at other companies within our Business Segment Comparator Group and the market at large.  The chart below contains information about the stock option grants and PVSU awards made to the named executive officers in 2009:

Long-Term Incentive Plan Awards Made in 2009

Awards and Expected Values

	Stock Options Awarded	PVSUs Awarded (1)	Total Shares Covered by Awards	Expected Value of Awards (2)	Salary at Time of Awards		Expected Value as a % of	Comparator Group Median Benchmark (3)
Name	(#)	(#)	(#)	($)	($)		Salary	($)
Donald E. Morel, Jr.	100,000	31,000	131,000	1,689,790	825,028		205%	3,533,000
William J. Federici	26,000	8,000	34,000	437,420	428,414		102%	863,000
Steven A. Ellers	40,000	12,500	52,500	679,125	502,918		135%	1,312,000
John R. Gailey III	13,000	4,000	17,000	218,710	322,916		68%	767,000
Heino Lennartz	12,500	3,800	16,300	216,179	252,218	(4)	86%	308,096	(4)
Matthew T. Mullarkey	40,000	12,500	52,500	679,125	450,000		151%	1,312,000

(1)   The number of PVSUs is based on achievement of 100% of target.  The number of shares that may be earned range from zero if the performance threshold is not reached to 200% of target if maximum performance is achieved.

(2)   The Committee calculated expected value by adding the value of the stock options (based on a Black-Scholes valuation method) and the value of PVSUs based on the fair-market value (closing price) of our common stock on the grant date.  Mr. Lennartz received two awards in 2009: 2,500 stock appreciation rights and 800 PVSUs in February when he was our regional Vice President Finance; and 10,000 options and 1,200 PVSUs upon his promotion to President, Europe Region on July 14, 2009.  For the February awards, the Black-Scholes value of stock options and stock appreciation rights was $6.95 per share and the fair-market value of each PVSU was $32.09.  For Mr. Lennartz’s July awards, the Black-Scholes value of his option grant was $7.39 per share and the fair-market value of each PVSU was $32.58.  Mr. Lennartz’s February grant was made before he was promoted to Regional President.  Consistent with our award practice for non-executive overseas employees, Mr. Lennartz’s February awards are payable in cash.

(3)   Represents the 50th percentile of Business Segment Comparator Group (or where not available, the broad Talent Market Comparator Group) compensation for comparable positions as compiled by the Compensation Committee’s consultant.

(4)   Mr. Lennartz’s salary and benchmark expected value were converted at a rate of 1.3941 U.S. Dollars per Euro, the monthly average rate for 2009.

2009 Long-Term Incentive Plan Payouts

For PVSUs awarded for the three-year performance period ended December 31, 2009, the Compensation Committee set a target CAGR and ROIC goal of 10% each.  In setting the 2007-2009 CAGR and ROIC targets, the Committee considered past performance, our weighted average cost of capital and sales growth expectations in the markets in which we operate.  Management achieved 10.1% ROIC, or 101.0% of the ROIC target, and 3.5% CAGR, or 35% of CAGR target.  The following table shows the PVSU targets, performance and payouts for the three-year performance period ended December 31, 2009.

The table below shows the target and maximum PVSU award share payouts and the actual number and value of the share payouts for the three-year period ended December 31, 2009, including additional shares awarded pursuant to dividend equivalents.

2007-2009 PVSUs Award Payouts

Name	Target Share Payout (1) (#)	Maximum Share Payout (#)	Actual Share Payout (2) (#)	Total Value of Share Payout (3) ($)
Donald E. Morel, Jr.	27,541	55,082	14,673	560,802
William J. Federici	7,511	15,022	4,001	152,918
Steven A. Ellers	11,267	22,534	6,003	229,435
John R. Gailey III	3,756	7,512	2,001	76,478
Heino Lennartz (4)	751	1,502	400	15,288
Matthew T. Mullarkey (5)	11,200	22,400	5,858	223,893

(1)   Target PVSU payouts are calculated based on achievement of 100% of the ROIC and CAGR targets.  Share payouts range from 0% to 200% of the target depending on actual achievement.

(2)   Based on actual payout factor achieved of 51.0%.  Includes shares credited due to dividend equivalent re-investment as follows: Dr. Morel — 627; Mr. Federici — 171; Mr. Ellers — 257; Mr. Gailey — 86; Mr. Lennartz — 17; and Mr. Mullarkey — 146.

(3)   The value of the shares earned is determined by reference to the closing stock price, $38.22, on February 19, 2010, the date the awards were earned.

(4)   Before becoming an executive officer, Mr. Lennartz, like all non-executive officer overseas employees, received PVSUs that were payable in cash and not stock.

(5)   Mr. Mullarkey’s long-term incentive plan bonus is payable under his severance agreements with us.  Payment may be delayed if required by applicable tax law.

Information about PVSUs awarded to each named executive officer in 2009 is reflected in the 2009 Grants of Plan-Based Awards Table on page 33.  The number of options or PVSUs previously granted to, or held by, a named executive officer is not a factor in determining individual grants.  Past awards were granted based on performance in prior years.  As a result, potential accumulated wealth is not viewed as relevant in arriving at the current year awards.

We credit dividend equivalents on unvested PVSUs over the three-year vesting period at a rate that assumes the participant will earn the target award.  At the time of the payout, the credited dividend equivalents are then increased or decreased based on the payout factor earned for the applicable three-year performance period.  Because the payout factor earned for the 2007-2009 performance period was 51%, the number of dividend equivalents accrued over that period was multiplied by 51% and the remaining 49% of accrued dividend equivalents was forfeited.

Awards Earned Under the 2009 Supplemental Plan

For the 2009 period, management achieved a 9.67% OPM, or 92.1% of target, resulting in a payout factor of 71.1%.  The payout factor is multiplied by the 2009 portion of the target award to determine the actual award earned for each named executive officer in 2009 as shown in the following chart.

Supplemental Long-Term Incentive Award Target and Maximum Awards

And Earned Awards for July 1, 2009 – December 31, 2009

Name	Full Performance Period – Target Award ($)	Full Performance Period – Maximum Award ($)	Target Award for 2009 (20% of Total) ($)	Actual Award Earned for 2009 ($)
Donald E. Morel, Jr.	550,000	825,000	110,000	78,210
William J. Federici	150,000	225,000	30,000	21,330
Steven A. Ellers	225,000	337,500	45,000	31,995
John R. Gailey III	75,000	112,500	15,000	10,665
Heino Lennartz	75,000	112,500	15,000	10,665
Matthew T. Mullarkey	225,000	337,500	45,000	—	(1)

(1)   Mr. Mullarkey forfeited the supplemental award he earned ($32,445) upon his termination.

The 2009 portion of the award is reflected in the Non-Equity Incentive Compensation column and accompanying text of the Summary Compensation Table on page 30.

Retirement Plans and Termination Payments

Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey participate in our defined benefit and defined contribution retirement programs for U.S.-based employees.  In addition to the standard benefits available to all eligible

U.S.-based employees, we maintain non-qualified defined benefit plans in which these four executives participate.  All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which restrict the benefit to participants whose compensation exceeds these limits.  The non-qualified plans provide benefits to key salaried employees, including those four named executives, using the same benefits formula used under the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

Mr. Mullarkey participated in these programs before his termination.  He forfeited his entire defined-benefit pension plan benefit when he left.  He will receive benefits according to the terms of our defined contribution plans.  Mr. Lennartz participates in defined contribution plans maintained for our German employees.  One of those plans is broad-based for all of our German employees and the other plan, established in 2009, is maintained for the benefit of regional senior management employees paid by our European headquarters in Eschweiler, Germany.

We also provide our named executive officers with benefits when their employment terminates in various circumstances, as described under “Estimated Payments Following Severance — Current Named Executive Officers” and “Payments On Termination in Connection With a Change in Control” sections below.  We believe that these retirement plans and agreements are an important element in ensuring that the executives remain focused on our business in the event of a threat or occurrence of a change in control; encourage executives to act in the best interests of the shareholders in assessing a transaction; and protect our value by retaining key talent.

Termination Payments to Mr. Mullarkey

Mr. Mullarkey’s employment terminated on November 18, 2009.  Under the terms of his Severance and Noncompete Agreement, we will pay his salary and continue medical, dental and life insurance for 12 months.  These benefits are payable in consideration of a release of claims in our favor and his agreement not to compete with us.  The Compensation Committee also agreed to give him the additional benefits in recognition of his contributions during his tenure.  Information about his severance payments and benefits is located under “Payments Following Severance — Mr. Mullarkey” on page 42.

The Role of Our Compensation Consultant and Executives in the Compensation Process

Towers Perrin reports directly to the Compensation Committee.  During 2009, Towers Perrin performed the following tasks for the Committee:

•                  Prepared competitive market data with respect to the compensation of the executive officer group;

•                  Provided input on the Committee’s pay recommendations for the Chief Executive Officer;

•                  Provided input on compensation program design and philosophy, incentive-pay mix and comparator groups against which executive pay is benchmarked; and

•                  Provided information on executive compensation trends.

Our CEO and our Vice President, Human Resources, together with Towers Perrin, make recommendations to the Compensation Committee on incentive-plan design and incentive-compensation targets for each named executive officer other than the CEO.  Their recommendations are influenced to a large degree by Towers Perrin’s evaluation of the median incentive compensation levels of the Business Segment Comparator Group and Talent Market Comparator Group, which is reviewed at least annually.  The CEO prepares salary recommendations for each executive officer after reviewing comparative-salary data and discusses job performance and the rationale for his recommendations with the Committee.

Other Compensation Policies

Personal Benefits.  We provide our named executive officers with other benefits that we believe are reasonable and competitive so that we may attract and retain talented senior executives.  In total, they represent a small percentage of the named executive officers’ overall compensation.  These benefits are reflected in the “All Other Compensation” column of the 2009 Summary Compensation Table.

Stock Ownership Requirements.  First adopted in 1994, stock-ownership goals for all executive officers reflect our view that senior management should have a significant equity position in the Company.  Stock-ownership goals align executives with the interests of shareholders and encourage a longer-term focus.  These goals specify a value equal to particular multiples of the executive’s base salary, which executive officers must acquire within five to seven years of attaining their position.  The CEO’s goal is 5x base salary and the goal for all other executive officers is 2x base salary.  Our stock may be held in various forms to achieve the ownership guidelines, including shares held directly, shares held in retirement and savings plans accounts, and bonus and restricted stock awarded under our incentive plans.  The Committee reviews progress against these goals every year.  All of our named executive officers currently meet their guidelines.  We prohibit hedges of our common stock by executive officers or employees.

Equity-Awards Policy.  Under the Compensation Committee’s equity-awards policy, all equity awards (other than grants for newly hired employees and grants for promotions or for retention purposes) are made once per year at the Committee meeting in February or March, following the release of earnings for the prior fiscal year.  The policy also confirms that the grant date of any equity award is the date the award is approved at a meeting of the Compensation Committee or plan committee and that the exercise price of any stock option is determined as of the grant date in compliance with the terms of the applicable incentive plan.

Accounting Impact on Executive Compensation.  We consider the accounting implications of our compensation decisions in the design of our compensation and benefit programs.  We seek to deliver cost-effective compensation and benefit programs that meet our needs while ensuring an appropriate impact on reported earnings and other financial measures that we deem important.  We have also taken steps to ensure that all of our nonqualified deferred compensation plans and arrangements comply with the regulations under Section 409A of the Internal Revenue Code.

Deductibility of Executive Compensation.  Under Section 162(m) of the Internal Revenue Code, a publicly held corporation is denied a federal tax deduction for compensation in excess of $1,000,000, which is paid to its chief executive officer, chief financial officer and its three most-highly compensated executive officers other than those officers.  “Qualified performance-based compensation” and certain other compensation are not subject to the deduction limitation.  Our Board of Directors has taken action to cause cash bonus awards (including the annual incentive and supplemental awards) and grants of stock options, PVSUs and other stock awards under our incentive plans to be treated as qualified performance-based compensation and, therefore, not limited by Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed of independent directors, reviewed and discussed the preceding Compensation Discussion and Analysis with the Company’s management.  Based on this review and discussions, the Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee:

L. Robert Johnson, Chairman

John H. Weiland

Anthony Welters

Patrick J. Zenner

SUMMARY COMPENSATION TABLE AND NARRATIVE DISCLOSURE

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (1) ($)	All Other Compensation ($)	Total ($)

Donald E. Morel, Jr.	2009	809,162	-0-	994,790	695,000		766,042	398,218	65,695	3,728,907
Chairman of the Board and	2008	811,180	-0-	1,520,007	979,011		653,400	155,337	163,898	4,282,833
Chief Executive Officer	2007	778,382	-0-	1,272,516	1,490,602		676,005	155,146	137,111	4,509,762

William J. Federici	2009	420,176	-0-	256,720	180,700		253,492	119,408	44,060	1,274,556
Vice President and Chief	2008	425,830	-0-	445,106	267,006		220,540	61,886	100,483	1,520,851
Financial Officer	2007	407,656	-0-	355,357	406,529		236,603	61,682	74,179	1,542,006

Steven A. Ellers	2009	493,246	-0-	427,054	278,000		346,460	320,975	46,874	1,912,609
President and Chief	2008	492,794	-0-	657,610	400,508		298,723	115,037	97,091	2,061,763
Operating Officer	2007	446,843	-0-	549,271	609,786		288,466	99,033	70,392	2,063,791

John R. Gailey III	2009	316,706	-0-	128,360	90,350		145,274	140,974	35,113	856,777
Vice President, General	2008	320,485	-0-	208,291	133,503		127,870	56,961	66,068	913,178
Counsel and Secretary	2007	305,691	-0-	168,907	203,257		136,504	46,429	57,241	918,029

Heino Lennartz President Pharmaceutical Packaging Systems, Europe Region	2009	247,965	857	123,412	91,275		142,633	—	46,783	652,925

Matthew T. Mullarkey (2) Former Chief Operating Officer	2009	394,615	35,417	401,125	147,200	(3)	281,376	22,355	159,296	1,441,384

(1)   These amounts are an estimate of the increase in actuarial present value of the named executive officers’ age-65 accrued benefit under our retirement plans for 2009.  Amounts are payable only when a participant’s employment terminates, and may be reduced if benefits are commenced prior to retirement.  Assumptions underlying the estimates are described under 2009 Pension Benefits Table on page 38.  As detailed in the Pension Benefits section below, the increase in this value from 2008 to 2009 versus 2007 to 2008 is mainly due to the change in discount rates used to calculate the present value of future pension payments.

(2)   Mr. Mullarkey’s employment terminated on November 18, 2009.  A portion of the amounts reported for him was forfeited upon his termination as per the terms and conditions applicable to those amounts.  Except as modified by his severance agreements with us, discussed on page 42, the generally applicable terms and conditions described below applied to Mr. Mullarkey.

(3)   Mr. Mullarkey’s award made in February 2009 had an original grant date fair value of $278,000.  However, this award and his July 2008 award were modified upon his termination in November 2009.  These modifications resulted in a reduction in grant date fair value of $130,800.  Therefore, the net amount reported in this column is $147,200.  For a description of the modifications to Mr. Mullarkey’s awards upon his termination see “Modifications to Mr. Mullarkey’s Options Upon Termination” on page 32.

Bonus.  The amount reported in this column for Mr. Lennartz is his winter holiday bonus.  The amount reported in this column for Mr. Mullarkey is a relocation bonus for his relocation to the Lionville, Pennsylvania area during 2009.  A relocation bonus of one month’s salary is generally paid to all salaried employees who relocate at our request.

Stock Awards.  The amounts in the “Stock Awards” column reflect the grant date fair value in each year for incentive (time-vesting restricted) shares and unearned PVSUs whether those units are distributable in shares of stock or cash.  The grant date fair value is determined under FASB ASC Topic 718.  As required, for the performance-based PVSU awards, the grant date fair value was determined based on the probable outcome of the performance-based conditions excluding any discount for forfeitures.  For a more detailed discussion on the values used for our PVSUs and incentive shares, including the assumptions used in calculating their grant date fair values, please refer to Note 17, Stock-Based Compensation, to the consolidated financial statements contained in our 2009 Form 10-K.

The following table summarizes the grant date fair value for PVSU awards and incentive shares granted to each named executive officer for each year included on the table.  With respect to the PVSUs granted to Mr. Lennartz in 2009, $25,672 are payable in cash and $97,740 are distributable in stock only.

Stock Awards Grant Date Fair Value (Target) 2007-2009

	2009		2008		2007
	PVSU Awards	Incentive Shares	PVSU Awards	Incentive Shares	PVSU Awards	Incentive Shares
Name	($)	($)	($)	($)	($)	($)
Donald E. Morel, Jr.	994,790	-0-	1,489,774	30,233	1,238,519	33,997
William J. Federici	256,720	-0-	406,283	38,823	337,770	17,587
Steven A. Ellers	401,125	25,929	609,446	48,164	506,677	42,594
John R. Gailey III	128,360	-0-	203,162	5,129	168,907	-0-
Heino Lennartz	123,412	-0-	—	—	—	—
Matthew T. Mullarkey	401,125	-0-	—	—	—	—

The table below shows the maximum payout for PVSU awards made in 2009, 2008 and 2007.

Stock Awards PVSU Grant Date Maximum Value 2007-2009

	2009	2008	2007
Name	($)	($)	($)
Donald E. Morel, Jr.	1,989,580	2,979,548	2,477,038
William J. Federici	513,440	812,566	675,540
Steven A. Ellers	802,250	1,218,892	1,013,354
John R. Gailey III	256,720	406,324	337,814
Heino Lennartz	246,824	—	—
Matthew T. Mullarkey	802,250	—	—

Option Awards.  The amounts in the “Option Awards” column reflect the grant date fair value in each year for awards of stock options and stock appreciation rights.  As required by SEC rules, grant date fair value is determined under FASB ASC Topic 718.  The following table summarizes the grant date fair values for stock options and stock appreciation rights granted in 2009:

	Options	SARs
Name	($)	($)
Donald E. Morel, Jr.	695,000	—
William J. Federici	180,700	—
Steven A. Ellers	278,000	—
John R. Gailey III	90,350	—
Heino Lennartz	73,900	17,375
Matthew T. Mullarkey	278,000	—

Grant date fair value for options was calculated using the Black-Scholes option pricing model based on the following assumptions:

	July 2009	February 2009	February 2008	February 2007
Expected Life (Years)	5	5	5	5
Risk-Free Interest Rate	2.37%	1.89%	2.92%	4.46%
Dividend Yield	1.84%	1.87%	1.34%	1.16%
Expected Volatility	27.2%	27.0%	24.7%	30.3%

The per-share Black-Scholes value for the option and SAR awards made to all named executive officers on February 24, 2009 was $6.95.  The Black-Scholes value for the option award made in connection with the appointment of Mr. Lennartz as an officer on July 14, 2009 was $7.39 per share.  For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 17, Stock-Based Compensation, to the consolidated financial statements contained in our 2009 Form 10-K.

Modifications to Mr. Mullarkey’s Options Upon Termination.  As originally granted, Mr. Mullarkey would have 90 days following employment termination to exercise any vested options, and any unvested options would terminate on the termination date.  As part of his severance package, the Compensation Committee allowed his option awards to continue vesting and remain exercisable through November 18, 2010, the end of his severance period.  As required under SEC rules, the following table shows the incremental fair value of the modified awards, computed as of the modification date under FASB ASC Topic 718.

	Options Affected	Per Share Grant Date Fair Value	Per Share Fair Value on Modification Date	Per Share Fair Value Difference	Total Incremental Difference
Grant Date	(#)	($)	($)	($)	($)
July 2008	20,000	10.84	3.56	(7.28)	(145,600)
February 2009	10,000	6.95	8.43	1.48	14,800
				Total	(130,800)

The incremental decrease of $130,800 reduced the amount shown in Mr. Mullarkey’s Stock Options column from $278,000 to $147,200.

Non-Equity Incentive Plan Compensation.  The amounts in the “Non-Equity Incentive Plan” column are the sum of Annual Incentive Plan awards made with respect to 2009 performance and the portion of each named executive officer’s supplemental long-term incentive award made in July 2009 (“Supplemental Award”) that has been earned during 2009.  Annual Incentive Plan awards are paid in cash, except participants may elect to have up to 100% paid in our common stock.  For details of the Annual Incentive Plan, refer to the description beginning on page 18 and for the Supplemental Awards, refer to the description beginning on page 24.  Supplemental Awards are measured over a 30-month performance period that ends December 31, 2011, and these awards will be payable in cash after that date.  The portion of the amount for 2009 attributable to each type of award is set forth in the table below.

	Annual Incentive Plan Award	Supplemental Award	Total
Name	($)	($)	($)
Donald E. Morel, Jr.	687,832	78,210	766,042
William J. Federici	232,162	21,330	253,492
Steven A. Ellers	314,465	31,995	346,460
John R. Gailey III	134,609	10,665	145,274
Heino Lennartz	131,968	10,665	142,633
Matthew T. Mullarkey (1)	281,376	—	281,376

(1)   Mr. Mullarkey will be paid his 2009 Annual Incentive Plan bonus under his severance agreement, but he forfeited his entire supplemental award of $31,995 on his termination.

All Other Compensation.  The amounts in the “All Other Compensation” column consist of: (1) costs of providing a Company-leased vehicle, including lease payments, gas, maintenance and insurance; (2) for U.S.-based executives the total of the Company matching contributions made in 2009 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan and for Mr. Lennartz the total company contribution to deferred compensation programs maintained for employees in Germany; (3) the incremental cost of medical benefits provided to executives that are not available to other employees; (4) Company-paid life insurance premiums; (5) dividends credited in 2009 on unvested incentive shares and dividend equivalents credited in 2009 on unearned PVSUs, whether the awards are payable in cash or stock and whether or not those awards have been deferred; (6) severance pay for Mr. Mullarkey and (7) tax gross-ups.  The incremental cost of medical benefits was determined by subtracting the total amount that was paid by us in 2009 for salaried non-executive employees at our corporate headquarters from the total premium that was paid by us for coverage under the medical plan applicable to named executive officers in 2009.

All Other Compensation — 2009

Name	Use of Company Car	Defined Contribution Plan Company Contributions	Company Paid Medical Plan Costs	Life Insurance	Dividends & Dividend Equivalents	Accrued Severance Pay		Tax Gross-ups (1)	Other		Total
Donald E. Morel, Jr.	$29,134	$9,800	$7,350	$1,320	$3,935	$—		$14,156	$—		$65,695
William J. Federici	14,147	9,800	7,350	1,126	2,107	—		9,530	—		44,060
Steven A. Ellers	19,132	9,800	2,459	1,295	4,659	—		9,529	—		46,874
John R. Gailey III	17,645	-0-	7,350	847	461	—		8,810	—		35,113
Heino Lennartz	23,520	22,505	—	696	62	—		—	—		46,783
Matthew T. Mullarkey	17,645	15,785	7,350	1,122	191	51,923	(2)	31,549	33,731	(3)	159,296

*	The dollar amounts for Mr. Lennartz were converted from Euros to U.S. Dollars, at an exchange rate of 1.3941 U.S. Dollars per Euro, the monthly average rate for 2009.

(1)

For all executives, tax gross-ups are for the imputed income associated with personal use of their company car. For Mr. Mullarkey only, this amount also includes a gross up for the taxable portion of his relocation costs reported in the “Other” column of this table, $22,008.

(2)	This amount is the sum of accrued severance pay, which was not actually paid until the first payroll of January 2010, $38,077, and a payment equal to accrued, unused vacation, $13,846.

(3)	Actual cost of relocating Mr. Mullarkey to the Lionville, Pennsylvania area from the Cleveland, Ohio area during 2009, including the costs of temporary housing and related utilities.

2009 Grants of Plan-Based Awards Table

The following table provides information on stock options, bonus shares, incentive shares (time-vested restricted stock) and PVSUs granted to our named executive officers in 2009.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date
								Number	Number	or Base	Fair
		Estimated Future Payouts Under			Estimated Future Payouts			of	of	Price	Value of Stock
		Non-Equity			Under Equity			Shares	Securities	of	and
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units (3)	Options	Awards	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Donald E. Morel, Jr.	02/24/09	412,514	825,028	1,237,542
	02/24/09				15,500	31,000	62,000				994,790
	02/24/09								100,000	32.09	695,000
	07/14/09	225,000	550,000	775,000

William J. Federici	02/24/09	139,235	188,595	417,704
	02/24/09				4,000	8,000	12,000				256,720
	02/24/09								26,000	32.09	180,700
	07/14/09	75,000	150,000	225,000

Steven A. Ellers	02/24/09	188,595	337,189	565,783
	02/24/09				6,250	12,500	18,750				401,125
	02/24/09							808			25,929
	02/24/09								40,000	32.09	278,000
	07/14/09	112,500	225,000	337,500

John R. Gailey III	02/24/09	80,729	161,458	242,187
	02/24/09				2,000	4,000	6,000				128,360
	02/24/09								13,000	32.09	90,350
	07/14/09	37,500	75,000	112,500

									All Other
								All Other	Option
								Stock	Awards:		Grant
								Awards:	Number	Exercise	Date
								Number	of	or Base	Fair
		Estimated Future Payouts Under			Estimated Future Payouts			of	Securities	Price	Value of Stock
		Non-Equity			Under Equity			Shares	Under-	of	and
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			of Stock	lying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units (3)	Options	Awards	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Heino Lennartz	02/24/09	76,771	153,542	230,312
	02/24/09				400	800	1,200				25,672
	02/24/09								2,500	32.09	17,375
	07/14/09	37,500	75,000	112,500
	07/14/09				1,500	3,000	6,000				97,740
	07/14/09								10,000	32.58	73,900

Matthew T. Mullarkey	02/24/09	168,750	337,500	562,500
	02/24/09				6,250	12,500	18,750				401,125
	02/24/09								40,000	32.09	278,000
	07/14/09	112,500	225,000	337,500

(1)         These amounts represent the minimum, target and maximum awards under the Annual Incentive Plan (February 24, 2009) and the Supplemental Award (July 14, 2009).  The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.

(2)         These amounts represent PVSUs that may vest depending on attainment of performance targets over a three-year performance period.  All PVSUs granted on February 24, 2009 have a grant date FASB ASC Topic 718 value of $32.09 per share.  The PVSUs granted on July 14, 2009 have a grant date FASB ASC Topic 718 value of $32.58 per share.  The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PVSUs under any deferred compensation plan.

(3)         The amounts represent the number of incentive shares awarded to the named executive officers who have elected to receive a portion of their Annual Incentive Plan payout in the form of bonus shares.  The amounts are not reduced to reflect any elections to defer receipt of an executive’s incentive shares under any deferred compensation plan.

(4)         This column consists of the FASB ASC Topic 718 value of options, SARs and stock awards granted during 2009.  The per-option FASB ASC Topic 718 grant date value was $6.95 for all options and SARs awarded February 24, 2009 and $7.39 for all options awarded July 14, 2009.  For the assumptions made in determining FASB ASC Topic 718 values, refer to Note 17, Stock-Based Compensation, to the consolidated financial statements in our 2009 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table contains information on the current holdings of stock options, unearned PVSUs and unvested incentive shares held by the named executive officers on December 31, 2009.

		Option Awards					Stock Awards
							Incentive Shares				PVSUs
							(Restricted Stock)				Equity Incentive Plan Awards
									Market
		Number of		Number of			Number of		Value of		Number of
		Securities		Securities			Shares or		Shares or		Unearned		Market or Payout
		Underlying		Underlying			Units of		Units of		Shares, Units or		Value of Unearned
		Unexercised		Unexercised	Option		Stock That		Stock That		Other Rights		Shares, Units or
		Options		Options	Exercise	Option	Have Not		Have Not		That Have Not		Other Rights That
		Exercisable		Unexercisable	Price	Expiration	Vested		Vested		Vested		Have Not Vested
Name	Grant Date	(#)		(#)	($)	Date	(#)		($)		(#)		($)

Donald E. Morel, Jr.							2,416	(4)	94,707	*	96,728	(5)	3,791,738	*
	3/25/2000	424	(1)		13.02	3/25/2010
	3/25/2000	60,000	(2)		13.02	3/25/2010
	4/30/2002	248,423	(3)		13.99	4/30/2012
	5/5/2004	136,000	(3)		19.37	5/5/2014
	4/11/2005	95,183	(3)		24.20	4/11/2015
	2/24/2006	55,692	(3)	18,565	32.59	2/24/2016
	2/27/2007	48,288	(3)	48,288	44.97	2/27/2017

		Option Awards						Stock Awards
								Incentive Shares				PVSUs
								(Restricted Stock)				Equity Incentive Plan Awards
										Market
		Number of		Number of				Number of		Value of		Number of
		Securities		Securities				Shares or		Shares or		Unearned		Market or Payout
		Underlying		Underlying				Units of		Units of		Shares, Units or		Value of Unearned
		Unexercised		Unexercised		Option		Stock That		Stock That		Other Rights		Shares, Units or
		Options		Options		Exercise	Option	Have Not		Have Not		That Have Not		Other Rights That
		Exercisable		Unexercisable		Price	Expiration	Vested		Vested		Vested		Have Not Vested
Name	Grant Date	(#)		(#)		($)	Date	(#)		($)		(#)		($)

	2/26/2008	25,206	(3)	75,619		41.70	2/26/2018
	2/24/2009			100,000	(3)	32.09	2/24/2019

William J. Federici								1,682	(4)	65,934	*	64,590	(5)	2,531,928	*
	5/5/2004	24,600	(3)			19.37	5/5/2014
	3/5/2005	18,000	(3)			25.53	3/5/2015
	2/24/2006	14,387	(3)	4,796		32.59	2/24/2016
	2/27/2007	13,169	(3)	13,170		44.97	2/27/2017
	2/26/2008	6,874	(3)	20,624		41.70	2/26/2018
	2/24/2009			26,000	(3)	32.09	2/24/2019

Steven A. Ellers								3,997	(4)	156,682	*	39,386	(5)	1,543,931	*
	3/25/2000	60,000	(1)			13.02	3/25/2010
	5/5/2004	53,400	(3)			19.37	5/5/2014
	3/5/2005	40,000	(3)	10,000		25.53	3/5/2015
	2/24/2006	24,366	(3)	8,122		32.59	2/24/2016
	2/27/2007	19,754	(3)	19,754		44.97	2/27/2017
	2/26/2008	10,311	(3)	30,936		41.70	2/26/2018
	2/24/2009			40,000	(3)	32.09	2/24/2019

John R. Gailey III								256	(4)	10,035	*	32,216	(5)	1,262,867	*
	5/5/2004	14,600	(3)			19.37	5/5/2014
	3/5/2005	11,000	(3)			25.53	3/5/2015
	2/24/2006	6,961	(3)	2,321		32.59	2/24/2016
	2/27/2007	6,584	(3)	6,585		44.97	2/27/2017
	2/26/2008	3,437	(3)	10,312		41.70	2/26/2018
	2/24/2009			13,000	(3)	32.09	2/24/2019

Heino Lennartz								-0-		-0-		3,024	(5)	118,541	*
	2/27/2007	1,317	(6)	1,317		44.97	2/27/2017
	2/26/2008	687	(6)	4,813		41.70	2/26/2018
	2/24/2009			2,500	(6)	32.09	2/24/2019
	7/14/2009			10,000	(3)	32.58	7/14/2019

Matthew T. Mullarkey **								-0-		-0-		5,838	(5)	223,910	*
	7/28/2008	20,000	(7)	20,000		45.27	2/27/2017
	7/28/2008	10,000	(8)	30,000		45.27	2/26/2018
	2/24/2009			40,000	(3)	32.09	2/24/2019

*                 The market value of the unvested incentive shares and unearned PVSUs is based on the closing price of our common stock on December 31, 2009, $39.20.

**          Under the terms of Mr. Mullarkey’s severance agreement with us described below, he will continue to vest in all of his options through February 28, 2010 and they will remain exercisable through 12:01 AM on November 18, 2010 at which time they will expire.  In addition, all PVSUs other than the grant made with respect to 2007-2009 performance period were forfeited as of the date of his termination, November 18, 2009.

(1)         Options are exercisable in 20% annual increments beginning one year from the grant date.

(2)         Options became exercisable on October 25, 2009.

(3)         Options are exercisable in 25% annual increments beginning one year from the grant date.

(4)         These incentive shares were granted on March 24, 2006, February 27, 2007, February 26, 2008 and February 24, 2009 and vest 100% four years from the grant date if the bonus share to which the incentive share relates has not been sold and the employee has not terminated employment.  The incentive shares will also vest 25% per year if a named executive officer retires.  Currently, only Mr. Gailey and Mr. Ellers are eligible to retire.  Dividends are paid on unvested incentive shares and distributed or reinvested as additional stock.  Unvested incentive shares are forfeited on employment termination.

(5)         These PVSUs were awarded on February 27, 2007, February 26, 2008, and February 24, 2009, and each covers a three-year performance period.  They will be earned, if at all, on December 31, 2009, December 31, 2010 and December 31, 2011, respectively, subject to satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates.  As required by the SEC’s disclosure rules, the number of PVSUs shown assumes a target payout of 100% will be achieved.

(6)         Stock appreciation rights exercisable in 25% annual increments beginning one year from the grant date.  The SARs are settled and paid in cash rather than shares.

(7)         25% of total options granted were vested immediately.  Remaining options were to vest in equal annual installments beginning on February 26, 2009.

(8)         Options vest in equal installments on February 26 in 2009, 2010, 2011 and 2012.

2009 Option Exercises and Stock Vested Table

The following table provides information about the value realized by the named executive officers on the exercise of stock options and vesting of stock awards during the 2009 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Donald E. Morel, Jr.	7,743	165,037	25,711	822,246
William J. Federici	-0-	-0-	7,326	232,230
Steven A. Ellers	30,000	815,634	11,808	375,939
John R. Gailey III	28,800	754,281	3,254	103,944
Heino Lennartz	-0-	-0-	-0-	-0-
Matthew T. Mullarkey	-0-	-0-	-0-	-0-

(1)         The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.

(2)         This column reflects incentive shares that were awarded in 2005 and vested in February 2009, and PVSUs that were awarded in 2006 and earned in February 2009, whether or not either award was deferred under the Employee Deferred Compensation Plan, including additional shares awarded pursuant to dividend equivalents.  The following table shows the number of vested incentive shares and PVSU payouts, and the number of additional shares distributed due to dividend equivalents.

	Vested Incentive Shares	PVSU Payouts	Dividend Equivalents Paid on PVSU Payouts
Name	(#)	(#)	(#)
Donald E. Morel, Jr.	904	23,858	949
William J. Federici	917	6,164	245
Steven A. Ellers	955	10,438	415
John R. Gailey III	153	2,983	118

(3)         The value of vested incentive shares was determined by multiplying the number of vested incentive shares by $28.97, the fair market value of our common stock on the vesting date, March 5, 2009.  The value of the PVSUs was determined by multiplying the number of vested units by $32.09, the fair market value of our common stock on the payout date, February 24, 2009.

Pension Benefits

Retirement Plan.  Until December 31, 2006, we maintained a final average pay defined benefit pension plan, which calculated retirement benefits for salaried participants as a percentage of average annual earnings.  The normal retirement benefit equals 1.9% of the average of a participant’s five highest consecutive calendar years of compensation out of the participant’s last 10 calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of that average multiplied by his or her years of service in excess of 25 but not more than 35 years.  The benefit is reduced by the participant’s expected social security benefits.

Effective January 1, 2007, each participant’s accrued benefit under the retirement plan’s pension formula was frozen, and the pension benefits related to service on or after January 1, 2007 for all existing and new participants are expressed as a “cash balance” type formula.  Under the cash balance approach, an allocation is made at the end of each calendar year (or on employment termination, if earlier) to a participant’s hypothetical cash balance account.  The allocation is determined by the age of the participant and the percentage of annual compensation assigned to that age band by the basic cash balance formula.

For participants who have attained minimum age and service requirements, an additional annual allocation referred to as a “transition benefit” is made to their accounts to replace all or part of the benefit for participants who were participating in the retirement plan on December 31, 2006.  The transition benefit percentage will remain for the duration of the transition period, which continues for 12 years or until retirement, whichever comes first.  The transition benefit is applicable only to employees who were actively employed on January 1, 2007 and the allocation percentage is based on the age of the participant on that date.  The transition benefit for each of the named executive officers eligible to participate, other than Mr. Mullarkey, is 8%.  Mr. Mullarkey does not qualify for a transition benefit.  Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited.

In general, the compensation used for determining a participant’s benefits under the retirement plan consists of base salary, overtime, annual incentive awards (paid in cash or stock) and other cash remuneration, plus a participant’s contributions to our 401(k) plan.

Normal retirement age under the retirement plan is age 65.  Participants with 10 years of service may retire and commence payment of their frozen benefits upon reaching age 55, with reduced benefits based on age at the retirement date.  Of the named executive officers, only Mr. Ellers and Mr. Gailey are currently eligible for early retirement under the retirement plan with respect to their frozen benefits.  All participants may commence distribution of their cash balance benefits on employment termination, without regard to age or years of service, but will forego any future interest credits.

The retirement benefit that each participant will receive at retirement will be the sum of the accrued benefit under the old pension formula as of December 31, 2006, plus the amount allocated to the participant’s cash-balance account.  A participant vests in his or her combined benefit upon reaching three years of service.

The increase in pension benefit values from 2008 to 2009 is primarily due to the interest rate used to determine the pension values.  The interest rates decreased from 2008 to 2009 rather than the previous experience of an increase in the interest rate from 2007 to 2008, and, therefore, the present value of the benefits, in particular the value of the frozen final average pay benefit, increased more than in prior years.  For 2008, the increase in the interest rate partially offset the benefit accrual earned during 2008.  As the interest rate decreases, the present value of the benefit will increase for the accrual of benefits.  A decrease in the interest rates will increase the present value of amounts payable in the future.  There was an additional change made to reflect the increase in the interest crediting rate for 2010.  Previously, the interest crediting rate on the cash balances was 4.00% and it is now 4.31%.  This also increased the present value of the cash balance benefit as it is anticipated to earn more interest than previously expected.

SERP.  IRS requirements currently limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $245,000 and the annual benefit is limited to $195,000.  The SERP provides out of our general assets an amount substantially equal to the difference between the total benefit accrued under the retirement plan and the amount of benefit the retirement plan is permitted to provide under the statutory limits on benefits and earnings.  The SERP, unlike the qualified retirement plan, also includes salary and bonus amounts contributed to the Employee Deferred Compensation Plan for purposes of determining a participant’s retirement benefits.

Before January 1, 2009, SERP benefits were payable at the same time and in the same form as benefits payable under the qualified retirement plan, except that SERP participants could elect to receive their SERP benefits in a lump sum.  Due to changes in the tax laws, the SERP was amended effective January 1, 2009 to provide that benefits accrued on or after January 1, 2005 are payable in a lump sum on the date that is six months following termination of employment.  These benefits may be reduced to reflect early commencement of benefits before age 65.  Benefits accrued before January 1, 2005 are still payable according to the SERP rules in effect on December 31, 2008.

The following table shows the actuarial present value of accumulated pension benefits payable to our named executive officers under our retirement plan and the SERP.  Mr. Lennartz is based in Germany and is not eligible to participate in U.S. company-sponsored defined benefit retirement plans.  The benefits were determined using assumptions consistent with those used by us in our financial statements.

2009 Pension Benefits Table

		Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Donald E. Morel, Jr.	Retirement Plan	17	72,665	-0-
	SERP	17	325,553	-0-
		Total	398,218	-0-
William J. Federici	Retirement Plan	6	35,242	-0-
	SERP	6	84,166	-0-
		Total	119,408	-0-
Steven A. Ellers	Retirement Plan	26	111,922	-0-
	SERP	26	209,053	-0-
		Total	320,975	-0-
John R. Gailey III	Retirement Plan	18	80,083	-0-
	SERP	18	60,891	-0-
		Total	140,974	-0-
Matthew T. Mullarkey (3)	Retirement Plan	1	11,202	-0-
	SERP	1	11,153	-0-
		Total	22,355	-0-

(1)         Equals the number of full years of credited service as of December 31, 2009.  Credited service begins with a participant’s hire date and ends with the date of employment termination.

(2)         An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money.  The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2009 at a discount rate of 6.0%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit.  Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using interest-rate and mortality assumptions contained in the Revenue Procedure 2000 Mortality Table projected to 2025 using Scale AA with a linear phase-out.  The assumed retirement age for each named executive officer is 63 and the assumed cash balance crediting rate is 4.31%.  Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, future compensation, applicable interest-rates and regulatory changes.

(3)         Mr. Mullarkey accrued a Retirement Plan and SERP benefit during 2009, but forfeited both benefits upon his termination in November 2009 because he failed to satisfy either plans’ vesting requirement of three years of service.

2009 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated employees, including executive officers, to defer up to 100% of salary and cash bonus.  We match at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%.  Employer matching contributions made before January 1, 2007 vest 20% per year of service and matching contributions made on or after January 1, 2007 are 100% vested.  Participants also may defer payout of annual bonus shares and PVSUs.  We contribute one time-vested incentive share for each four bonus shares deferred.

Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plans.  Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death and/or disability, if earlier.  During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for dividend equivalents.  All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral.  A participant may choose to defer these amounts to another date or until employment termination.  Matching contributions on cash contributions are only distributable on employment termination.  Participants may elect to receive their distributions on termination in a cash lump sum, stock lump sum, or in up to 10 equal annual installments.

German Executive Deferred Compensation Plan.  In 2009, we adopted a new deferred compensation plan for our European corporate headquarters senior employees, including Mr. Lennartz.  Under the plan, a contribution is made to a tax-deferred account for eligible employees.  The amount of the contribution equals 3% of their base compensation up to the limit on wages under the German social security system plus 13% of their base compensation in excess of that limit.  Base compensation includes a participant’s base salary plus the three-year average of the bonus earned under our Annual Incentive Plan.

Beginning in 2010, participants will be eligible to defer their Annual Incentive Plan and holiday bonuses.  The account earns interest at the rate of 2.25%, compounding annually or at the average of a German government bond index, whichever is greater as measured at the time a participant commences distributions under the plan.  Distributions generally can begin when a participant is eligible to retire under the German social security system, death or permanent disability.  They are payable in three forms: (1) an annuity (purchased with the account balance), (2) a lump sum or (3) up to 10 annual installments.  Distributions do not require a participant to terminate employment.

The following table shows the executive contributions, earnings and account balances for the U.S.-based named executive officers in the Employee Deferred Compensation Plan and for Mr. Lennartz in the German Deferred Compensation Plan.  Each executive is currently 100% vested in his entire account balance.

2009 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)		Aggregate Earnings in Last FY (3) ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Donald E. Morel, Jr.	-0-	-0-		200,797		82,968	1,948,921
William J. Federici	-0-	-0-		41,530		-0-	728,434
Steven A. Ellers	-0-	-0-		136,140		32,192	1,685,401
John R. Gailey III	143,792	-0-		167,685		-0-	903,722
Heino Lennartz	—	20,787	(5)	468	(5)	-0-	21,225	(5)
Matthew T. Mullarkey	19,731	5,985		3,319		-0-	29,352

(1)         Amounts in this column reflect the named executive officers’ deferral of compensation.  With respect to Mr. Mullarkey, the entire amount in this column is his deferred salary during 2009, which is also included in the “Salary” column of the 2009 Summary Compensation Table on page 30.  Mr. Gailey deferred $51,148 of his 2008 Annual Incentive Plan award that was paid in 2009 and was included in the “Non-Equity Incentive Compensation” column of last year’s Summary Compensation Table.  In addition, Mr. Gailey deferred $92,644 of his PVSUs with respect to the 2006-2008 performance period that was paid in 2009 and was included in the “Stock Awards” column of last year’s Summary Compensation Table.

(2)         For U.S.-based named executive officers, amounts in this column reflect our matching contributions under the Employee Deferred Compensation Plan.  All of the matching contributions were matching contributions on deferred salary.  No deferred incentive shares were credited during 2009.  For Mr. Lennartz, the amount in this column reflects our required contribution.

(3)         For U.S.-based executives, these amounts reflect the net gains (losses) attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan.  We have assumed that Mr. Lennartz is credited with interest at a guaranteed rate of 2.25%.

(4)         The total balance includes amounts contributed for prior years which have all been previously reported in the Summary Compensation Table for the year those amounts were deferred.

(5)         Amounts were converted at a rate of 1.3941 U.S. Dollars per Euro.

Payments on Disability

Each current U.S. named executive officer has long-term disability coverage, which is available to all eligible U.S. employees.  The coverage provides six months of full salary continuation followed by up to 60% of pay with a $25,000 monthly limit.  Eligible U.S. employees also continue to earn cash balance pay credits at the rate of pay in effect when they became disabled under the retirement plan and SERP.  Employees who are vested in our retirement plan also receive continued medical coverage while on disability on the same terms as active employees.  Deferred compensation is payable according to the executive’s election.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVSUs and unvested incentive shares would be forfeited when an employee becomes disabled.

Mr. Lennartz is also covered by group disability coverage, which is generally available to all German-based employees.  This coverage entitles him to receive one million Euros ($1,394,100, converted at a rate of 1.3941 U.S. Dollars per Euro) if he becomes permanently disabled under German social security laws.  He would also receive any amounts deferred under the German Executive Deferred Compensation Plan.

Mr. Mullarkey was not disabled at the time of his termination and his disability benefits ceased on December 31, 2009.

Payments on Death

Each U.S.-based named executive officer has group life insurance benefits, which are available to all eligible U.S. employees.  The benefit is equal to 1x pay with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the named executive officer.  Dr. Morel’s beneficiaries will also receive a benefit of $1,750,000 payable under the terms of a term life insurance policy paid for by us.

For U.S.-based named executive officers, deferred compensation is payable according to the executive’s election on file.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVSUs and unvested incentive shares would be forfeited when an employee dies.

Mr. Lennartz is covered by group life insurance coverage, which is generally available to all German-based employees at varying levels depending on position.  The insurance entitles his beneficiaries to receive one million Euros ($1,394,100, converted at a rate of 1.3941 U.S. Dollars per Euro) upon his death.  They would also receive any amounts deferred under the German Executive Deferred Compensation Plan.

Under our agreement with Mr. Mullarkey, his death benefits continue on the same terms that applied while he was employed for 12 months following his termination or until he receives similar benefits from a new employer, whichever occurs first.

Estimated Payments Following Severance — Current Named Executive Officers

We have agreements with Dr. Morel and Mr. Ellers that entitle them to severance benefits on certain types of employment terminations not related to a change in control.  Mr. Gailey and Mr. Federici are not covered under a general severance plan and any severance benefits payable to them under similar circumstances would be determined by the Compensation Committee in its discretion.  Mr. Lennartz’s severance arrangements are governed by his employment agreement.

Dr. Morel.  Dr. Morel has an employment agreement that entitles him to a lump-sum severance payment if he is terminated involuntarily other than for cause.  The amount of the payment is equal to his annual base salary in effect on the termination date plus an amount equal to his salary for the next year if it has been set (or if not set, his current base salary).  The payment would be made six months following his termination date.  Dr. Morel’s employment agreement does not entitle him to additional payments or benefits if his employment is terminated for cause or as a result of his death or disability.  “Cause” means the conviction of a felony; the willful failure to perform his job duties; gross negligence or willful misconduct in the performance of his duties; willful misconduct that materially injures us; or the violation of the non-compete, the non-solicitation or the confidentiality obligations under the agreement.

Any severance pay would be contingent on execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Mr. Ellers.  Mr. Ellers has an agreement that requires him not to compete with us for one year following his employment termination.  The agreement entitles him to one year of salary if he leaves us for any reason other than a “for cause” termination by us.  Half of the amount is payable in a lump sum after six months and the remainder bi-weekly.  The agreement also provides him with medical, dental and life insurance coverage for the one-year period, so long as he pays required employee contributions.

Mr. Ellers is not entitled to any additional payments or benefits if his employment is terminated for cause or by reason of death or disability.  “Cause” is defined in the agreement as dishonesty; disloyalty; willful misconduct; gross negligence; theft, conviction of a crime; drunkenness; unethical business conduct; or refusal to perform his duties or a breach of the agreement.

If any of the named executive officers are entitled to payments under the agreements described above and under a change in control agreement described below, the named executive officer will be entitled to only one payment as described in the respective agreements.

Mr. Lennartz.  Under Mr. Lennartz’s employment agreement, each party must give six months’ notice of a termination.  This is a standard German employment agreement.  Severance pay equal to his monthly base compensation may be paid in lieu of six months’ notice.  Monthly base compensation is equal to his monthly base salary plus one-twelfth of his three-year average Annual Incentive Plan bonus.  In addition, if we terminate him without cause, Mr. Lennartz is entitled to receive a payment equal to one month of salary per year of service.  As of December 31, 2009, Mr. Lennartz was entitled to receive nine months’ total base compensation if we terminate him without cause.

Estimated Severance Payments Table

The table below reflects amounts that executives would receive on certain terminations of employment other than following a change in control.  No named executive officer will receive any enhanced benefit as a result of a termination for cause.  The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried employees.

Name	Event	Cash Severance	Value of Stock Awards That Will Become Vested (1)	Continuation of Medical Benefits (2)	Additional Life Insurance (3)	Total
Donald E. Morel, Jr.	Involuntary (no cause)	$1,650,026	$—	$—	$—	$1,650,026
	Death	—	—	—	1,750,000	1,750,000
	Retirement	—	3,695,266	—	—	3,695,266

William J. Federici	Retirement	—	989,957	—	—	989,957

Steven A. Ellers	Involuntary (no cause)	502,918	—	13,936	—	516,854
	Retirement	—	1,504,574	—	—	1,504,574

John R. Gailey III	Retirement	—	495,018	—	—	495,018

Heino Lennartz	Retirement	—	98,980	—	—	98,980

(1)         This amount is the total of unvested PVSUs that based on past practice would become accelerated due to retirement measured at their fair market value on December 31, 2009, $39.20, using an assumed 100% performance rate for the 2007-2009 and 2008-2010 performance periods.  These awards would still be payable at the same time and subject to the same performance conditions that apply to awards to participants who remain active, and thus may be greater than or less than the target amount.

(2)         This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under an applicable agreement.

(3)         The life insurance benefit represents additional life insurance paid for by us over the standard coverage level.

Payments Following Severance — Mr. Mullarkey

Under a severance and non-compete agreement between us and Mr. Mullarkey and a severance benefits agreement that we entered into with him when he left us, Mr. Mullarkey is entitled to certain payments and benefits in exchange for his execution of a waiver of claims and agreement not to compete with us for a period of twelve months.  The following table lists the benefits and their value:

Severance Benefit	Amount or Value of Benefit
Continued salary for 12 months	$450,000
Continued medical, dental and life insurance benefits for 12 months	$10,546
2009 Annual Incentive Plan bonus	$309,750
PVSUs payout for the 2007-2009 performance period	$233,148	(1)
Continued stock option vesting	$71,100	(2)
10,000 options with an exercise price of $32.09	$78,800	(1)
20,000 options with an exercise price of $45.27	$-0-	(1)
Relocation allowance	$10,000	(3)
Outplacement Assistance	$25,000
Total	$1,188,344

(1)         The amount is calculated by multiplying the number of PVSUs on the vesting date, February 19, 2010 (5,858 shares) by the fair market value of our common stock on December 15, 2009 ($39.80), the date on which the Compensation Committee approved his agreement.

(2)         Stock options will continue to vest through February 28, 2010 and will be exercisable until November 18, 2010, the end of his severance period. The amount is calculated by multiplying the difference between the exercise price and the fair market value of our common stock on December 15, 2009 ($39.80), the date on which the Compensation Committee approved his agreement.

(3)         Represents estimated costs associated with his residential lease termination and relocation of household goods.

Payments On Termination in Connection With a Change in Control

Dr. Morel, Mr. Ellers, Mr. Federici and Mr. Gailey.  We have entered into agreements with each of our U.S.-based named executive officers, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a change in control.  For Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey, the agreements provide for the following compensation and benefits if their employment is terminated under certain circumstances following a change in control:

•                  Cash severance pay equal to 3x the sum of the executive’s highest annual base salary in effect during the year of termination and the average annual bonus for the three years (or, if employed less than three years, the lesser period) immediately preceding the change in control.  Severance compensation will be reduced on a pro rata basis if an executive reaches normal retirement age or commences retirement within three years following the change in control.  The severance payments for Mr. Ellers, Mr. Federici and Mr. Gailey are payable in monthly installments, and the severance payments for Dr. Morel are payable in a lump sum.  If any of these individuals is a key employee at the time of his termination, payments will be delayed six months to the extent required by applicable tax law.

•      Immediate vesting of any unvested benefits and matching contributions under our 401(k) plans and the Employee Deferred Compensation Plan as of the termination of the executive’s employment.

•      Immediate vesting of all unvested stock options, stock appreciation rights, shares of stock, stock units and other equity-based awards awarded under any compensation or benefit plan or arrangement.

•      Continued medical, dental, life and other benefits for 36 months after termination of the executive’s employment, or until his retirement or eligibility for similar benefits with a new employer.

•      Outplacement assistance.

Employment terminations that entitled an executive to receive the severance benefits under a change in control, consist of (i) resignation following a constructive termination of his employment, (ii) employment termination other than by reason of death, disability, continuous willful misconduct or normal retirement, or (iii) voluntary resignation during a 30-day period beginning 12 months following the change in control.

Definition of “Change in Control.”  For each agreement, a “change in control” is defined generally as any such event that requires a report to the SEC, but includes any of the following:

•      Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

•      An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock;

•      A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•      Execution of an agreement with us, which if consummated, would result in any of the above events.

Definition of “Constructive Termination.”  A “constructive termination” generally includes any of the following actions taken by us without the executive’s written consent following a change in control:

•      Significantly reducing or diminishing the nature or scope of the executive’s authority or duties;

•      Materially reducing the executive’s annual salary or incentive compensation opportunities;

•      Changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;

•      Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or

•      Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement.

However, no constructive termination occurs if the executive:

•      Fails to give us written notice of his intention to claim constructive termination and the basis for that claim at least 10 days in advance of the effective date of the executive’s resignation; or

•      We cure the circumstances giving rise to the constructive termination before the effective date of the executive’s resignation.

Non-Competition.  To receive the severance benefits under the agreement, the executive must agree not to be employed by any of our competitors or compete with us in any part of the United States (any market or territory, in the case of Dr. Morel) for up to one year (two years, in the case of Dr. Morel) following employment termination for any reason.

Excise-Tax Indemnification.  The named executive officers are entitled to full indemnification for any excise taxes that may be imposed by Section 4999 of the Internal Revenue Code in connection with the change in control, including interest and penalties, and payment of their legal fees and expenses if we contest the validity or enforceability of the agreement.  Currently, no named executive officer would receive a gross-up payment.

Mr. Lennartz.  Mr. Lennartz is entitled to the same termination benefits he would be entitled to in the absence of a change in control of the company.

Mr. Mullarkey.  At the time of Mr. Mullarkey’s termination in 2009, our obligations to provide any additional change-in-control benefits ceased.  Therefore, he is not entitled to any of the benefits described above.

Estimated Benefits on Termination Following a Change in Control — December 31, 2009

The following table shows potential payments to the named executive officers if their employment terminates following a change in control under existing contracts, agreements, plans or arrangements.  The amounts assume a December 31, 2009 termination date and use the closing price of our common stock as of December 31, 2009, $39.20.

Name	Aggregate Severance Pay (1)		PVSU Acceleration (2)	Early Vesting of Restricted Stock (3)	Early Vesting of Stock Options and SARs (4)	Acceleration and Vesting of Supplemental Award (5)	Welfare Benefits Continuation (6)	Outplacement Assistance (7)	Parachute Tax Gross-up Payment (8)	Total
Donald E. Morel, Jr.	4,556,875		2,418,313	94,707	833,807	330,000	74,362	25,000	-0-	8,333,065
William J. Federici	1,994,939		653,582	65,934	216,586	90,000	64,322	25,000	-0-	3,110,362
Steven A. Ellers (9)	2,427,230		986,938	156,682	338,127	135,000	41,808	25,000	-0-	4,110,785
John R. Gailey III (9)	1,378,183		326,823	10,035	107,783	45,000	63,376	25,000	-0-	1,956,201
Heino Lennartz	267,180	(10)	65,346	-0-	83,976	45,000	39,893	-0-	—	501,395

(1)   This amount represents three times the sum of the executive officer’s (a) highest annual base salary in effect during the year of termination and (b) the average annual bonus for the three years (or, if employed less than three years, the lesser period).  These amounts are based on the salary rates in effect on December 31, 2009 and bonuses paid in during the three years before the year containing the termination date (2006, 2007 and 2008).

(2)   This amount represents the payout of all outstanding PVSU awards on a change in control at the target payout level with each award then pro-rated based on the time elapsed for the applicable three-year performance period.

(3)   This amount represents the value of all unvested restricted awards, which would become vested on a change in control (whether or not the awards were deferred).  The amount was calculated by multiplying an executive’s number of unvested shares by the fair market value of a single share on December 31, 2009, which was $39.20.

(4)   This amount is the intrinsic value (fair market value on December 31, 2009 ($39.20 per share) minus the per share exercise price) of all unvested stock options for each executive.  Any option with an exercise price of greater than fair market value was assumed to be cancelled for no consideration and, therefore, had no intrinsic value.

(5)   This amount represents the payout of the supplemental award on a change in control at the target payout level with each award then pro-rated based on the time elapsed for the applicable three-year performance period.

(6)   This amount represents the employer-paid portion of the premiums for medical, dental and life insurance coverage for Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey.

(7)   This amount represents the cost of providing outplacement assistance.

(8)   This amount reflects the gross-up an executive would receive if he is subject to excise tax under Section 4999 of the Internal Revenue Code.  The gross-up, if any, is calculated using the assumptions required by the Internal Revenue Code and includes an imputed value associated with deemed enhancements to benefits payable under our retirement plan and SERP.  The imputed amounts are as follows — Dr. Morel - $44,319; Mr. Federici - $21,455; Mr. Ellers - $144,944; and, Mr. Gailey - $123,898.  These values are calculated using the same mortality table discussed in the Pension Benefits section above, a 4.31% cash balance plan crediting rate, an assumed retirement age of 63 and the discount rate required by the Internal Revenue Code.

(9)   Although Mr. Ellers and Mr. Gailey are eligible to retire under our Retirement Plan and SERP, and their agreements with us provide that severance pay would be reduced by payments made under those plans, we have calculated the severance pay without regard to this reduction.

(10) Amount converted at a rate of 1.3941 U.S. Dollars per Euro.

REVIEW OF RELATED PERSON TRANSACTIONS

The Board has adopted a written policy and procedures relating to the Nominating and Corporate Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under Securities and Exchange Commission regulations.  A “related person” includes our directors, officers, 5% shareholders and immediate family members of these persons.  Under the policy, the Nominating and Corporate Governance Committee reviews the material facts of all related person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other action with respect to the transaction.  In approving the transactions the Committee will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transactions.

The Committee has reviewed and pre-approved certain types of related person transactions, including (1) director and executive officer compensation that is otherwise required to be reported in our proxy statement under Securities and Exchange Commission regulations; (2) certain transactions with companies at which the related person is an employee only; (3) charitable contributions that would not disqualify a director’s independent status.  The policy and procedures can be found on our website at www.westpharma.com under the Investors — Corporate Governance - Related Party Transaction Policies and Procedures captions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and officers file reports of holdings and transactions in our shares with the SEC and the New York Stock Exchange.  Based on our records and other information, we believe that in 2009 our directors and officers met all applicable Section 16(a) filing requirements during 2009.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed the Company’s financial-reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2009, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2009, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting.

The Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol. I AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  PricewaterhouseCoopers LLP has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding

PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and the Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.  Based on the considerations and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the year ended December 31, 2009 be included in the Company’s 2009 Form 10-K.

Audit Committee:

John P. Neafsey, Chairman

Thomas W. Hofmann

Geoffrey F. Worden

Patrick J. Zenner

ITEM 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.  Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PricewaterhouseCoopers LLP for ratification to obtain the views of shareholders and as a matter of good corporate governance.  If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain that firm.  Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions.  They also will have the opportunity to make a statement if they desire to do so.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2009 and 2008.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2009	2008
Audit Fees	$1,249,157	$1,424,894
Audit-Related Fees	5,000	-0-
Tax Fees	134,854	106,610
All Other Fees	1,500	4,500
Total	$1,390,511	$1,536,004

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm.  As part of this responsibility, the Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  Prior to engagement for the next year’s audit, management will submit a list of services and related fees expected to be rendered by the independent registered public accounting firm during that year for pre-approval by the Audit Committee.  Those services fall within one of the four following categories:

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories.  For 2009, this category consisted of the cost of accounting research software offered by PricewaterhouseCoopers LLP.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

SOLICITING MATERIAL

Neither the Audit Committee Report nor the Compensation Committee Report constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate these reports by reference.  In addition, the Audit Committee Report and the Compensation Committee Report shall not be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K).

HOUSEHOLDING

We have adopted a procedure called “householding” for mailing the proxy statement and the annual report.  Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.  We will continue to mail a proxy card to each shareholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, please contact the Vice President, General Counsel and Secretary (in writing: West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341; or by telephone: (610) 594-3319).

DEADLINES AND PROCEDURAL REQUIREMENTS FOR SUBMISSION OF PROXY

PROPOSALS AND NOMINATION OF DIRECTORS FOR THE NEXT YEAR; OTHER MATTERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2011 Annual Meeting, the proposal must be received by us at our principal executive offices at 101 Gordon Drive, Lionville, Pennsylvania 19341 by November 26, 2010 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.  The proposal should be sent to the attention of the Secretary of the Company.

Our Bylaws contain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.  Nominations for director nominees or an item of business to be conducted must be submitted in writing to the Secretary of the Company at our executive offices and should be mailed by certified mail, return receipt requested.  We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2011 Annual Meeting:

•      Not less than 90 days prior to the anniversary date of this year’s Annual Meeting (May 4, 2010); or

•      Seven days following the date on which notice of the date of the 2011 Annual Meeting is mailed or the public disclosure of the date of the 2011 Annual Meting is made, whichever first occurs.

The nomination must contain the following information about the nominees (among other information, as specified in the Bylaws):

•      name;

•      age;

•      business and residence address;

•      principal occupation or employment;

•      the number and class of our securities beneficially owned by the nominee;

•      the information that would be required under SEC rules in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

•      a description of all arrangements or understandings among the shareholder and each recommended nominee and any other persons pursuant to which the recommended nomination is to be made by the nominating shareholder; and

•      the consent of each recommended nominee to serve as a director if so elected.

Notice of a proposed item of business must include (among other information, as specified in the Bylaws):

•      the name and record address of the shareholder proposing the business as they appear on our books;

•      the number and class of our shares beneficially owned by the shareholder;

•      a brief description of the business to be brought before the annual meeting and the reasons for conducting the business at the meeting;

•      any material interest of the shareholder in the business; and

•      any other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or the election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

The Chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.  You may obtain a copy of the Bylaw provisions relating to the requirements for making nominations by contacting our corporate secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341.

As of the date this proxy statement was printed, the Board is not aware of any other matters that will be presented at the annual meeting other than those referred to in this proxy statement.  If any other matter does come before the Annual Meeting, the proxies named in this proxy statement intend to vote the proxies according to their best judgment.

APPENDIX A

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

As Revised December 15, 2009

I.     PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) by:

(a)           identifying qualified individuals to serve as Board members;

(b)           recommending to the Board the director nominees to fill vacancies on the Board and to stand for election at the next annual meeting of shareholders;

(c)           recommending to the Board candidates for election as officers of the Company;

(d)           determining the appropriate size and composition of the Board and its committees;

(e)           monitoring a process to assess Board effectiveness; and

(f)            considering matters of corporate governance, including developing and recommending to the Board a set of effective corporate governance principles applicable to the Company.

II.    MEMBERSHIP AND ORGANIZATION

The Committee shall consist of no fewer than three members of the Board, as the Board shall from time to time determine.  The members of the Committee shall be designated and approved by a majority of the whole Board and shall serve for one-year terms or until their resignation, retirement, or removal by the Board or until their successors shall be appointed.  Each member of the Committee, at all times, shall meet the independence requirements of the listing standards of the New York Stock Exchange and all other applicable legal requirements.  No member of the Committee shall be removed by the Board except by majority vote of the Independent Directors (as defined in the Company’s bylaws) then in office.  The Chairman, Independent Directors shall be a member of the Committee and serve as the Chairman of the Committee.

The Committee shall have the authority to delegate any of its responsibilities to a subcommittee consisting of one or more members of the Committee as the Committee may, in its sole discretion, deem appropriate.

III.  MEETINGS AND PROCEDURES

a.      The Committee shall meet as often as it may deem necessary and appropriate in its judgment, and in no event less than three times per year.  A majority of the members of the Committee shall constitute a quorum.

b.      The Chairman of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

c.       The Committee shall report to the Board of Directors on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.  The Committee shall conduct and present to the Board an annual evaluation of the Committee’s own performance.  The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

d.      The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

IV.  AUTHORITY, DUTIES AND RESPONSIBILITIES

The Committee shall have the power and authority to perform the following duties and fulfill the following responsibilities:

Recruitment and Nomination of Directors and Committee Members

1.     Develop and submit to the Board for its adoption a list of selection criteria, consistent with the Company’s corporate governance principles and procedures, to be used by the Committee for the selection of new directors to serve on the Board.

2.     Identify, review, evaluate and recommend candidates who meet the Board’s qualifications for directors to fill vacancies or new positions on the Board, and recommend to the Board the slate of nominees to stand for election, or re-election, as applicable, by the Company’s shareholders at the Annual Meeting of Shareholders.

3.     Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible director candidates.

4.     Consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair the candidate’s ability to effectively represent the interests of all shareholders.

5.     Review and evaluate candidates submitted by shareholders for election to the Board in accordance with the notice provisions and procedures set forth in the Company’s Bylaws.  The Committee’s review and evaluation shall be consistent with the Board’s adopted qualifications for directors.

6.     Recommend to the Board the assignments of directors to serve on each Board committee and recommend to the Board the Chairmen of each Board committee.  The Committee shall review and recommend committee assignments annually and shall recommend additional committee members to fill vacancies as needed.

Corporate Governance

7.     Review periodically important issues and developments outside of the Company that are related to corporate governance.

8.     Review the adequacy of the Articles of Incorporation and Bylaws of the Company and recommend to the Board, as conditions dictate, that the Board propose amendments to the Articles of Incorporation and Bylaws for consideration by the shareholders.

9.     Develop, recommend, oversee the implementation of, and monitor compliance with, the Company’s corporate governance principles and procedures.  The Committee shall ensure that the Company’s corporate governance principles and procedures are in compliance with the rules of the New York Stock Exchange or any other applicable requirements.  The Committee shall make recommendations to the Board regarding any activities not in compliance with the Company’s corporate governance principles, procedures and practices, and it shall recommend changes to such principles, procedures and practices as the Committee deems appropriate.

10.  Review on an annual basis and, if advisable, make recommendations to the Board regarding the size, composition and structure of the Board and each of its committees, and the compensation of directors, which may include:

a.     Qualifications for committee membership, and the structure, operations, duties and powers of Board committees in light of the needs of the Board and Company objectives, including the review of any proposed charter changes submitted by another committee;

b.     Any term limits for directors and committee members, and whether or not the Board should be classified according to terms;

c.     Director retirement policies, including but not limited to, term limits or age limits;

d.     Whether there should be a policy of periodic rotation of directors among the committees, and any limitations on the number of consecutive years a director should serve as a member of any one Board committee;

e.     Compensation and benefits for non-employee directors, including equity-based compensation, director fees and other compensation plans and programs; and

f.     The format of Board meetings.

11.  Oversee the establishment of the Board’s policies and procedures for shareholder communications with the Board and establish, maintain and disclose a method for interested parties to communicate directly with the Chairman of the Committee so that such parties may make any concerns known to the Independent Directors.

Other Areas of Responsibility and Authority

12.  Advise the Board concerning possible candidates for election as officers of the Company.

13.  Oversee the evaluation of the Board and its committees, which may include developing and recommending an annual self-evaluation process, and oversee the evaluation of management.

14.  Determine requirements for director orientation and training and means for additional director education.

15.  Retain and terminate any search firm to be used to identify director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.  The Committee shall have sole authority to approve the related fees and other retention terms, at the Company’s expense.

PROXY WEST PHARMACEUTICAL SERVICES, INC. 101 Gordon Drive, Lionville, Pennsylvania 19341 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints John R. Gailey III and William J. Federici as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 19, 2010, at the Annual Meeting of Shareholders to be held on May 4, 2010 or any postponement or adjournment thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF SHAREHOLDERS OF WEST PHARMACEUTICAL SERVICES, INC. May 4, 2010 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting May 4, 2010. The proxy statement and annual report to security holders are available at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20430000000000000000 8 050410 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of 4 Class II Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Thomas W. Hofmann Class II L. Robert Johnson Class II John P. Neafsey Class II Geoffrey F. Worden Class II 2. To ratify the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2010. FOR AGAINST ABSTAIN 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF WEST PHARMACEUTICAL SERVICES, INC. May 4, 2010 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. Vote online until 11:59 PM Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting May 4, 2010. The proxy statement and annual report to security holders are available at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx. Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 20430000000000000000 8 050410 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of 4 Class II Directors: NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) Thomas W. Hofmann Class II L. Robert Johnson Class II John P. Neafsey Class II Geoffrey F. Worden Class II 2. To ratify the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2010. FOR AGAINST ABSTAIN 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.